UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Distribution Solutions Group, Inc.

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DSG DISTRIBUTION SOLUTIONS GROUP

Powerful Solutions. Proven Results.

Notice of Annual Meeting and Proxy Statement

2025

distributionsolutionsgroup.com

Distribution Solutions Group, Inc.
301 Commerce Street, Suite 1700
Fort Worth, TX 76102

Dear Fellow Stockholders:

You are cordially invited to attend our Annual Meeting of Stockholders of Distribution Solutions Group, Inc. ("DSG", the "Company", "we" or "us"), which will be held solely online via live webcast at 10:00 a.m., Central Time, on Thursday, May 22, 2025. Further information about the meeting and the matters to be considered is contained in the formal Notice of Annual Meeting of Stockholders and Proxy Statement on the following pages.

We were pleased with our full year financial and operational performance. Revenues expanded by 14.9% to $1.8 billion and our profitability metrics improved for the year. The team successfully executed five strategic acquisitions to expand our geographic footprint, service capabilities, and product offerings. In 2024, we continued to deliver results aligned with our strategic initiatives and achieved significant progress toward our long-term value-creation goals. Our mission is to accelerate growth through high value acquisitions and organic growth, and advance strategic initiatives that leverage people and technology. Our leadership team worked tirelessly to improve our customer intimacy, grow wallet share, and drive profitability. We are confident that a culture of accountability and continuous improvements will deliver improving results and compounding cash flow. We have a robust acquisition pipeline, which we expect to continue accelerating growth in 2025 and beyond. Our vision remains to fully leverage and scale our distinct platform of products, solutions, and capabilities to expand and capture market share through organic and inorganic growth, as well as long-term profitability and cash flow, creating long-term value for our stockholders.

It is important that your shares be represented at this meeting. Whether or not you plan to attend, we hope that you vote using one of the available voting options outlined on your proxy card.

I am proud of our team’s dedication and progress and want to thank the Board and all of our stakeholders for making 2024 a successful year.

Sincerely,

J. Bryan King
Chairman, President, and Chief Executive Officer

Distribution Solutions Group, Inc.
301 Commerce Street, Suite 1700
Fort Worth, TX 76102
________________

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
May 22, 2025

TO THE STOCKHOLDERS:

We are very pleased that this year’s Annual Meeting will again be a virtual meeting of stockholders, which will be conducted solely online via live webcast on May 22, 2025, at 10:00 a.m., Central Time. You will be able to attend and participate in the Annual Meeting online and vote your shares electronically by visiting: www.meetnow.global/MPTDYQ5 on the meeting date and time described in the accompanying Proxy Statement.

We continue to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the Company. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.

What will I be voting on?

Proposals	Page Number	Board Recommendation
Election of seven directors	8	FOR each nominee
Ratification of the Appointment of Grant Thornton, LLP	12	FOR
To approve, on an advisory basis, the compensation of our named executive officers (say-on-pay)	13	FOR
Transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who is entitled to vote at the Annual Meeting?

You may vote at the meeting if you were a Distribution Solutions Group, Inc. stockholder of record at the close of business on the record date. The Board of Directors of the Company (the “Board” or “Board of Directors”) has fixed the close of business on April 2, 2025, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Accompanying this Notice is a Proxy, a Proxy Statement and a copy of the Company's 2024 Annual Report on Form 10-K.

Important Note Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 22, 2025: A copy of this Notice, the accompanying Proxy Statement and the Company's 2024 Annual Report on Form 10-K are available at www.edocumentview.com/DSGR.

By Order of the Board of Directors
Richard D. Pufpaf
Secretary

Fort Worth, Texas
April 10, 2025

The accompanying Proxy Statement is dated April 10, 2025, and the accompanying Proxy Statement and form of proxy are first being sent to Company stockholders on or about April 10, 2025.

_______________

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 22, 2025
________________
QUESTIONS AND ANSWERS ABOUT THE 2025
ANNUAL MEETING AND VOTING

How do I vote?
You can vote at the Annual Meeting using the voting procedures set forth at www.meetnow.global/MPTDYQ5 or by proxy without attending the meeting. You may also vote your shares by telephone or via the Internet as set forth in the enclosed proxy. Even if you expect to attend the virtual annual meeting, we strongly encourage you to sign and return the enclosed proxy in the envelope provided. If you execute a proxy, you still may attend the virtual meeting and vote using the voting procedures set forth at www.meetnow.global/MPTDYQ5.

Can I change my vote?
Yes. If you are a registered stockholder, you can change your proxy vote or revoke your proxy at any time before the Annual Meeting by:

(1) Revoking it by written notice to Richard D. Pufpaf, our Secretary, at 301 Commerce Street, Suite 1700, Fort Worth, Texas 76102, before your original proxy is voted at the Annual Meeting;
(2) Delivering a later-dated proxy (including a telephone or Internet vote); or
(3) Voting at the meeting using the voting procedures set forth at www.meetnow.global/MPTDYQ5.

If you are a beneficial owner and hold your shares in “street name,” please refer to the information forwarded by your bank, broker, or other holder of record for procedures on revoking or changing your proxy.

How many votes do I have?
You will have one vote for every share of Distribution Solutions Group, Inc. ("DSG", "Company", "we", "our") common stock that you owned at the close of business on April 2, 2025, except that, as discussed in Proposal 1 (Election of Directors), stockholders are entitled to cumulative voting in the election of directors. For all other proposals, you will have one vote for every share of DSG common stock that you own.

How many shares are entitled to vote?
There are 46,570,343 shares of DSG common stock outstanding as of April 2, 2025 and entitled to be voted at the meeting.

How many votes are needed to elect the directors?
•Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares present in person or represented by proxy.
•If any nominee should become unavailable for election as a director, which is not contemplated, the proxies will have discretionary authority to vote for a substitute.
•In the absence of a specific direction from a stockholder, proxies in respect of such stockholder’s shares will be voted “For” the election of all named director nominees for which no specific direction is given by that stockholder.

How many votes are needed to pass Proposal 2 (Ratification of Appointment of Grant Thornton, LLP) and Proposal 3 (Advisory Vote to Approve Named Executive Officer ("Named Executive Officer" or "NEO") Compensation)?
•Assuming a quorum is present, approval of each of Proposals 2 and 3 requires the affirmative vote of the holders of a majority of the total voting power of the shares of Company common stock present in person or represented by proxy at the Annual Meeting.
•In the absence of a specific direction from a stockholder on any of Proposals 2 and/or 3, proxies in respect of such stockholder’s shares will be voted “For” the proposal.

What if I vote “Withhold” for the election of a director?
Because directors are elected by a plurality of the votes cast at the Annual Meeting, a proxy marked “Withhold” with respect to one or more director nominees will have no effect on the election of the nominees, assuming that no other director candidates are properly nominated by any Company stockholder and that each director nominee receives at least one vote in the election.

What if I vote “Abstain” on any of Proposals 2 and/or 3 ?
A vote to “Abstain” on Proposal 2 and/or 3 will have the same effect as a vote “Against” that proposal.

What is required for a quorum to be present?
A quorum of stockholders is necessary to hold a valid Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of all outstanding shares of Company common stock entitled to vote at the Annual Meeting constitutes a quorum. Shares of Company common stock represented at the Annual Meeting by attendance in person or by proxy, whether or not such shares are voted (including shares for which a stockholder directs an “abstention” from voting), will be counted as present for purposes of determining a quorum. Shares underlying “broker non-votes” will also be counted as present for purposes of determining a quorum. If a quorum is not present, the Annual Meeting may be adjourned and reconvened at a later date and/or time.

What is a “broker non-vote”?
Under applicable stock exchange rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to matters that under applicable stock exchange rules are “non-routine.” A so-called “broker non-vote” results when a bank, broker or other nominee returns a valid proxy voting on one or more matters to be voted on at a stockholders meeting but does not vote on a particular “non-routine” matter because the bank, broker or other nominee does not have discretionary authority to vote on such “non-routine” matter without voting instructions from the beneficial owner of the shares and has not received voting instructions on such “non-routine” matter from the beneficial owner of the shares. The Company believes that Proposals 1 and 3 are considered “non-routine” matters under applicable stock exchange rules, and Proposal 2 is considered a “routine” matter.

What is the effect of a broker non-vote on each of the proposals?
Because directors are elected by a plurality of the votes cast at the meeting, a broker non-vote on Proposal 1 will have no effect on the election of the nominees.

A broker non-vote on Proposal 2 and/or 3 is not considered voting power present at the Annual Meeting for purposes of such proposal, and therefore a broker non-vote will have no effect on the vote on any of those proposals.

Is my vote confidential?
Yes. Your voting records will not be disclosed to us except:
•As required by law;
•To the inspectors of voting; or
•In the event the election is contested.
The tabulator, the proxy solicitation agent, and the inspectors of voting must comply with confidentiality guidelines that prohibit disclosure of votes to DSG. The tabulator of the votes and at least one of the inspectors of voting will be independent of DSG and our officers and directors.

If you are a holder of record and you write comments on your proxy card, your comments will be provided to us, but your vote will remain confidential.

When will I receive the Proxy Statement?
This Proxy Statement will be available to stockholders on or about April 10, 2025 in connection with the solicitation of the accompanying proxy by our Board of Directors. Only stockholders of record at the close of business on April 2, 2025 are entitled to notice of and to vote at the Annual Meeting. We have retained Morrow Sodali LLC, 333 Ludlowe Street, 5th Floor, South Tower, Stamford, Connecticut, 06902, a firm specializing in the solicitation of proxies, to assist in the solicitation at a fee estimated to be $10,000 plus expenses. Officers of the Company may make additional solicitations in person or by telephone. Expenses incurred in the solicitation of proxies will be borne by the Company.

If the accompanying form of proxy is executed and returned in time or you vote your shares by telephone or via the internet as set forth in the enclosed proxy, the shares represented thereby will be voted.

Corporate Governance Highlights

The table below highlights key corporate governance initiatives adopted by the Board of Directors (the "Board" or "Board of Directors") or otherwise approved by stockholders.

Company Action	Stockholder Impact	Additional Detail
Board Diversity Policy
The Board believes that a board made up of highly qualified directors from diverse backgrounds and who reflect the changing population demographics of the markets in which the Company operates, the talent available with the required expertise, and the Company’s evolving customer and employee base, promotes better corporate governance.
Corporate Governance Section

Social and Environmental Responsibility Policy
The Company is committed to understanding, monitoring and managing our social and environmental impact, and we recognize the importance of this responsibility as a discipline that helps us manage risks and sets out the framework for managing our social and environmental commitment.
Corporate Governance Section

Board Declassification	Provides for annual election of directors. A declassified board generally means board members are held accountable and are more responsive to stockholders.	Corporate Governance Section

Corporate Governance Principles	The Corporate Governance principles and charters are intended to ensure our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management.	Corporate Governance Section

Clawback Policy
The Board of Directors adopted the Clawback Policy in order to protect the Company in the event that the Company is required to prepare an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under applicable securities laws. The Company amended its Clawback Policy consistent with the requirements of the final Nasdaq listing standards implementing the Securities Exchange Act of 1934 (the “Exchange Act”) Rule 10D-1.
Corporate Governance Section

Anti-Hedging Policy
Under the Anti-Hedging Policy, the Company prohibits any executive officer of the Company or member of the Company's Board of Directors from purchasing financial instruments that are designed to hedge or offset any decrease in the market value of Company common stock.
Corporate Governance Section

Cybersecurity	Cybersecurity is a key enterprise risk. As a result, the Audit Committee reviews our cybersecurity risk management practices and performance, primarily through reports provided by the Chief Information Officers (“CIOs”) and the internal audit department on the Company’s cybersecurity management program.	Corporate Governance Section

Stockholders to call special meeting
Increases director accountability. In the event that our Board does not take into account the wishes of our stockholders on any outstanding matter, the stockholders have the ability to bring up such matters at a special meeting. Provides stockholders of the Company the ability to provide their views as to the corporate governance of the Company through the call of a special meeting.
By-Laws

PROPOSAL 1: ELECTION OF DIRECTORS

Stockholders are entitled to cumulative voting in the election of directors. Under cumulative voting, each stockholder is entitled to that number of votes equal to the number of directors to be elected, multiplied by the number of shares such stockholder owns, and such stockholder may cast his or her votes for one nominee or distribute them in any manner he or she chooses among any number of nominees. Unless otherwise indicated on the proxy card, votes may, in the discretion of the proxies, be equally or unequally allocated among the nominees named below. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the seven persons receiving the greatest number of votes will be elected as directors and votes that are withheld will have no effect.

The Amended and Restated By-Laws of the Company provide that the Board of Directors shall consist of such number of members, between five and nine, as the Board determines from time to time. At the annual meeting, seven directors are to be elected to serve until the 2026 annual meeting of stockholders. The chart below summarizes the demographics of the seven nominees of our Board of Directors.

THE SEVEN NOMINEES FOR THE BOARD OF DIRECTORS

Directors to Serve Until 2026

Name	Age	First Year Elected/Appointed Director
I. Steven Edelson	65	2009
Lee S. Hillman	69	2004
J. Bryan King	54	2017
Mark F. Moon	62	2019
Bianca A. Rhodes	66	2021
M. Bradley Wallace	52	2023
Robert S. Zamarripa	69	2022

I. Steven Edelson has served as co-founder and now a non-Managing Director of International Facilities Group, a leading facilities development and management company, since June 1995. Mr. Edelson is the founding principal of IFG Development Group, which provides development advisory services, as well as acts in a development capacity in multiple areas of the real estate industry. Mr. Edelson also serves as Principal and Managing Director of The Mercantile Capital Group, a Chicago-based private equity investment firm. Mr. Edelson is a Director of Bionanosim a leading drug delivery and drug discovery company based in Israel. Mr. Edelson is also a member of the Board of Governors of the Hebrew University in Jerusalem. Mr. Edelson is a Trustee at the Truman Institute for Peace and is the proud recipient of the 2005 Ellis Island Congressional Medal of Honor. In 2014, Mr. Edelson became a NACD Board Leadership Fellow. These professional experiences, along with Mr. Edelson's particular knowledge and experience in capital management, qualify him to serve as a Director.

Lee S. Hillman has served as Chief Executive Officer and board member of Performance Health Systems, LLC, since 2012, and its predecessor since 2009. From February 2006 to May 2009, Mr. Hillman served as Executive Chairman and Chief Executive Officer of Power Plate International ("Power Plate") and from 2004 through 2006 as CEO of Power Plate North America. Mr. Hillman has served as President of Liberation Advisory Group, a private management consulting firm, since 2003. Previously, from 1996 through 2002, Mr. Hillman served as CEO of Bally Total Fitness Corporation, then the world's largest fitness membership club business, and from 2000 through 2002 also served as Executive Chairman of its Board of Directors. He was CFO of Bally Entertainment Corporation, an entertainment and manufacturing conglomerate, from 1991 to 1996, and prior to that an audit partner with Ernst & Young.

Since 2022, Mr. Hillman has served as Lead Independent Director of the Board of Distribution Solutions Group, where he is also the Chairman of the Audit Committee and served as the Compensation Committee Chairman through 2024. He served in similar roles on the Board of Directors of Lawson Products, DSG's predecessor, since 2004. Mr. Hillman also currently serves as a member of the Board of Directors of Franklin BSP Capital Corporation ("FBCC"), Franklin BSP Multifamily Trust, Inc., Franklin BSP Private Credit Fund and Franklin BSP Real Estate Debt BDC where he also serves as chairman of the Audit Committees. Previously, he has served as a member of the Board of Directors of several exchange-listed, public and privately-held companies, including Franklin BSP Lending Corporation (merged into FBCC in 2024), RCN Corporation (where he was Chairman of the Board), HealthSouth Corporation, Wyndham International, Bally Total Fitness Corporation (where he was Executive Chairman of the Board), HC2 Holdings, Inc. and Professional Diversity Network, Holmes Place, Plc., as well as Trustee of the Adelphia Recovery Trust. Mr. Hillman holds a B.S. in Finance and Accounting from the Wharton School of the University of Pennsylvania and a M.B.A. in Finance and Accounting from the Booth School of Business of the University of Chicago. Mr. Hillman is a Certified Public Accountant. These professional experiences, along with Mr. Hillman's particular knowledge and experience in accounting, finance and restructuring businesses and having served as Chief Executive Officer, Chief Financial Officer, and/or director of other publicly traded U.S. and international companies and as a former audit partner of an international accounting firm, qualify him to serve as a Director.

J. Bryan King, CFA, is a Principal of Luther King Capital Management Corporation ("LKCM"), an SEC-registered investment advisor with approximately $28.8 billion of assets under management as of December 31, 2024, and Founder and Managing Partner of LKCM Capital Group and LKCM Headwater Investments, the private capital investment group of LKCM. On April 27, 2022, the Board of Directors of the Company appointed Mr. King to serve as President and Chief Executive Officer of DSG (f/k/a Lawson Products, Inc.), effective May 1, 2022, which is in addition to his role as Chairman of the Board of the Company. Mr. King has acted as an investment manager responsible for lower middle market investments in public and private companies since 1994 when he joined his first distribution company board. Those private capital focused partnerships manage over approximately $3 billion of flexible private capital focused on long-term investment strategies to drive stockholder value through building more profitable and durable businesses. The LKCM investment team and their affiliates and related parties generally represent approximately 30% of the capital in the partnerships, and outside capital is predominantly limited to taxable investors with prior significant experience building businesses similar to those in which LKCM invests. In 2003, Mr. King established the LKCM Distribution Holdings advisory board of operating partners, key limited partners, and relevant thought leaders to support LKCM Capital Group and its affiliates' investment activities in value-added distribution and related service offerings. In specialty distribution, Mr. King has Chaired and/or been the Managing Partner with direct controlling oversight of DSG (f/k/a Lawson Products, Inc.), TestEquity, Gexpro Services, Relevant Industrial Solutions, Critical Rental Solutions, Commercial Buildings Solutions, Industrial Distribution Group (IDG), Rawson, Golden State Medical Supply, and the ERIKS North American assets, including Lewis-Goetz (LGG), and XMEK (f/k/a ERIKS Seals and Plastics). He also has served in various capacities, including Chairman, on and alongside of many other boards of both public and private companies, as well as numerous not for profit and community organizations. Mr. King graduated from Princeton University and today serves on the advisory board for the Princeton University Museum of Art. He also graduated from Harvard Business School, as well as Texas Christian University where he serves on the Executive Committee of Trustees and chairs the Investment Committee with oversight over the TCU Endowment, and previously chaired the Fiscal Affairs, and Audit and Risk Management committees. These professional experiences, along with Mr. King's particular knowledge and expertise in finance and capital management, qualify him to serve as a Director.

Mark F. Moon has served as President of MFM Advisory Services since 2016 and as an advisor and operating partner for LKCM since 2016. In 2016, Mr. Moon joined the Board of Directors for BearCom LLC, which is the largest value-added distributor of two-way radio communications and solutions. Mr. Moon also served on the Board of Directors for TestEquity prior to the business combination with Lawson Products, Inc. and Gexpro Services. Mr. Moon served for more than thirty years with Motorola Solutions, Inc. from 1985 to 2016. During this time, he held a variety of leadership roles culminating in the responsibility for leading 10,000+ employees located in 100+ countries. Prior to his retirement, he served as President with responsibilities for the strategy of the company and leading all aspects of global operations including Sales and Marketing, Product Research and Development, Software and Services, and Supply Chain. In addition, Mr. Moon served as Chairman of the Board of Directors for Vertex Standard, as a member of the Board of Directors for the National Fallen Firefighters Foundation and as a member of the Advisory Board of the Georgia Institute of Technology’s School of Industrial and Systems Engineering where he was named to the Academy of Distinguished Engineering Alumni in 2014. These professional experiences, along with Mr. Moon’s particular knowledge and expertise in sales and marketing, global operations and supply chain management qualify him to serve as a Director.

Bianca A. Rhodes has served as the President and Chief Executive Officer of Knight Aerospace Medical Systems, LLC, a global leader in custom air medical transport products, since 2014. Ms. Rhodes currently serves as a member of the Board of Directors for Dura Software and a number of non-profit organizations. Prior to this time, she founded CrossRhodes Consulting where she advised private enterprises on financial and operating issues helping them to raise capital and structure buyouts while also managing a family real estate business. Ms. Rhodes began her career as a commercial banker with the National Bank of Commerce in San Antonio and later joined TexCom Management Services, a computer leasing company. At TexCom she was instrumental in the sale of the company to Intelogic Trace (NYSE:IT) where she became the CFO. Additionally, she has served as CFO of Kinetics Concepts Inc. (NASDAQ:KNCI), a global corporation that produces medical technology for wounds and wound healing. During her tenure there, she engineered a successful turnaround, significantly increasing the company’s value, prior to going private. Ms. Rhodes is a graduate of the McCombs Business School at the University of Texas in Austin. These professional experiences, along with knowledge and experience acquired in managing distribution and technology firms, qualify Ms. Rhodes to serve as a Director.

M. Bradley Wallace has served as a Founding Partner of LKCM Headwater Investments, the private capital investment group of LKCM, where he is responsible for all aspects of the investment process including sourcing and analyzing new investment opportunities and overseeing the implementation of post-transaction operational initiatives, several of which have been within the Industrial Distribution sector. Mr. Wallace has served on the board of several portfolio companies of LKCM Headwater Investments, including the Chairman of the Board of Gexpro Services prior to the business combination with Lawson Products, Inc. and TestEquity, Alliance Consumer Group, Pavement Maintenance Group, and Partner Industrial. Mr. Wallace also serves as an investment professional for LKCM Capital Group, he served for two years as the Chief Financial Officer for a $200M retail chain, where he was responsible for restructuring the business and integration of several acquisitions subsequent to LKCM Capital Group’s initial purchase of the assets out of bankruptcy. Prior to joining LKCM, Mr. Wallace served as Principal and Portfolio Manager for KBK Capital, where he served on the investment committee and was responsible for senior debt, mezzanine and private equity transactions. While at KBK, he served as a Director and interim Chief Executive Officer of a food manufacturing and distribution company, overseeing the restructuring of its management. Mr. Wallace began his career in finance as an originator and manager of $100 million factoring and asset-based lending portfolio. Mr. Wallace graduated with a Bachelor of Business Administration and a Masters of Business Administration, with the honor of Top Scholar, from Texas Christian University. These professional experiences, along with Mr. Wallace’s particular knowledge and expertise in finance, investments, and accounting qualify him to serve as a Director.

Robert S. Zamarripa founded Zam Capital, a business advisory and investment company in 2012. Additionally, Mr. Zamarripa founded ZJR, an industrial real estate holding company in 1988 and is currently a managing partner. Mr. Zamarripa founded OneSource Distributors in 1983, serving as Chairman and Chief Executive Officer until 2013. OneSource is a leading electrical, utility and industrial automation distributor in the United States and Mexico. OneSource is recognized as an industry leader in providing technology driven value and supply chain services to its customers. Additionally, OneSource was recognized as the fifth largest Hispanic owned business in the United States by Hispanic Business Magazine in 2011. OneSource was ranked as one of the top 20 largest Electrical Distributors in the United States in 2011 by Electrical Wholesale Magazine. Mr. Zamarripa has served on the Board of Directors for Flow Control Group (2021 - present), SourceAlliance.com (1990 - 1992) and IMARK Group (2008 - 2012). Additionally, Mr. Zamarripa has served in advisory board positions for the following electrical, industrial and automation equipment manufacturers: Rockwell Automation, Eaton Corporation, General Electric Company, Hoffman Engineering, Hubbell Inc., Thomas and Betts Corporation, ABB and Leviton Manufacturing Co. Inc. In addition, Mr. Zamarripa served as a strategic advisor to a special committee of the Company’s Board of Directors in connection with the business combination between Lawson Products, Inc., TestEquity and Gexpro Services. Mr. Zamaripa graduated with a Bachelor of Arts from the University of California, Santa Barbara. These professional experiences, along with knowledge and experience acquired in managing and leading distribution firms, qualify Mr. Zamarripa to serve as a Director.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON, LLP

The Audit Committee of the Board of Directors (the “Audit Committee”) of the Company has appointed Grant Thornton, LLP (“GT”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. Although the Company’s governing documents do not require the submission of this matter to stockholders, the Board of Directors considers it desirable that the appointment of GT be ratified by stockholders.

GT audited the Company’s 2023 and 2024 consolidated financial statements. See “Fees Billed to the Company by Grant Thornton, LLP” for additional information, including certain information about fees paid to GT.

One or more representatives of GT will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to questions from stockholders.

If the appointment of GT is not ratified, the Audit Committee of the Board of Directors will reconsider the appointment.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON, LLP.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
(SAY-ON-PAY VOTE)

As required by Section 14A of the Exchange Act we are providing our stockholders with a vote on a non-binding, advisory basis on the compensation of our Named Executive Officers ("NEOs"), as such compensation is disclosed under Item 402 under the SEC's Regulation S-K in the Compensation Overview ("Overview") section of this Proxy Statement, the accompanying tabular disclosure regarding such compensation and the related narrative disclosure.

The Company held its first advisory, non-binding stockholder vote on the compensation of the Company’s NEOs (commonly known as a "Say-on-Pay Proposal") at its 2011 annual meeting of stockholders. At our annual meeting of stockholders held on May 23, 2024, our Say-on-Pay Proposal received 99.96% support from our stockholders (excluding broker non-votes and abstentions). The Compensation Committee believes that this most recent stockholder vote strongly endorsed the compensation philosophy of the Company.

Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent critical to our success. Consistent with our performance-based compensation philosophy, we reserve a significant portion of potential compensation for performance- and equity-based programs. Our performance-based annual incentive program rewards the Company's NEOs for achievement of key operational goals that we believe will provide the foundation for creating long-term stockholder value, while our equity awards, mainly in the form of non-qualified stock options, restricted stock units ("RSUs") and stock performance rights ("SPRs"), reward long-term performance and align the interests of management with those of our stockholders. In 2022, the primary focus of the long-term incentive program transitioned to equity awards primarily granted in the form of non-qualified stock options that are significantly "out of the money" and will only realize value in the event of significant appreciation in the Company's stock price.

Our Chairman, CEO and President, J. Bryan King, does not accept any form of compensation from the Company in connection with his role with the Company.

The Company also has adopted and adheres to best practices in executive compensation, including the adoption and maintenance of clawback provisions, prohibitions on hedging, and other policies, and eschews problematic pay practices. For example:

•our compensation programs are heavily weighted toward performance-based compensation;
•we have adopted and maintain compensation clawback provisions and have amended our Clawback Policy consistent with the requirements of the final Nasdaq listing standards implementing Exchange Act Rule 10D-1;
•we prohibit executives and directors from hedging their company stock ownership;
•we do not provide for tax gross-ups for change-in-control payments;
•we do not provide supplemental pension benefits or any other perquisites for former or retired executives;
•we do not provide personal use of corporate aircraft, personal security systems maintenance and/or installation or executive life insurance;
•we do not pay or provide payments for terminations for cause or resignations other than for good reason; and
•our Compensation Committee is composed solely of independent, outside directors and it retains its own independent compensation consultant.

The Board believes that the above information and the information within the Compensation Overview section starting on page 24 of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management's interests are aligned with our stockholders' interests and support long-term value creation. Accordingly, the following resolution is to be submitted for a stockholder vote at the meeting:

"RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Overview, the compensation tables and narrative disclosures in this Proxy Statement."

Because the vote is advisory, it will not be binding on the Board. The vote on this Say-On-Pay Proposal is not intended to address any specific element of compensation. However, as in the past, the Board and the Compensation Committee will review the voting results and take into account the outcome when considering future executive compensation arrangements. The Board and management are committed to our stockholders and understand that it is useful and appropriate to obtain the views of our stockholders when considering the design and initiation of executive compensation programs.

Recommendation of the Board

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 3 TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION OVERVIEW, THE COMPENSATION TABLES AND NARRATIVE DISCLOSURES IN THE PROXY STATEMENT.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 2, 2025 concerning the beneficial ownership by each person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known by the Company to own beneficially more than 5% of the outstanding shares of Company common stock, each of the Company’s current directors (all of whom are nominees for re-election), each of the Company’s Named Executive Officers, and all of the Company’s current executive officers and directors as a group. Unless otherwise noted below, the address of each beneficial owner listed in the table is 301 Commerce Street, Suite 1700, Fort Worth, Texas, 76102. Since the voting or dispositive power of certain shares listed in the following table is shared, in some cases the same securities are included with more than one name in the table. The total number of shares of Company common stock issued and outstanding as of April 2, 2025 is 46,570,343.

Name of Beneficial Owner	Number of Shares Beneficially Owned	%
Five Percent Stockholders
Luther King Capital Management Corporation (1)	36,357,588	78.1%
301 Commerce Suite 1600, Fort Worth, Texas 76102

Current Directors
I. Steven Edelson	94,053	0.2%
Lee S. Hillman	102,631	0.2%
J. Bryan King (2)	35,838,638	77.0%
Mark F. Moon	40,659	*
Bianca A. Rhodes	16,105	*
M. Bradley Wallace	—	*
Robert S. Zamarripa	33,105	*

Named Executive Officers
Robert H. Connors	20,000	*
Russell S. Frazee	—	*
Ronald J. Knutson (3)	235,510	0.5%
Cesar A. Lanuza (4)	340,398	0.7%

All Current Executive Officers & Directors (19 persons) (5)	37,146,081	79.8%

(1)    Based on a Schedule 13D filed with the SEC by Luther King Capital Management Corporation (“LKCM”), J. Bryan King and various other persons and entities (as amended by amendments thereto through and including Amendment No. 29 to Schedule 13D/A filed with the SEC on February 14, 2025). Includes (i) 3,578,228 shares held by PDLP Lawson, LLC (“PDP”), a wholly-owned subsidiary of LKCM Private Discipline Master Fund, SPC (“Master Fund”), (ii) 552,500 shares held by LKCM Investment Partnership, L.P. (“LIP”), (iii) 56,470 shares held by LKCM Micro-Cap Partnership, L.P. (“Micro”), (iv) 23,182 shares held by LKCM Core Discipline, L.P. (“Core”), (v) 1,184,652 shares held by LKCM Headwater Investments II, L.P. (“HW2”), (vi) 3,522,988 shares held by Headwater Lawson Investors, LLC (“HLI”), (vii) 16,000,000 shares held by 301 HW Opus Investors, LLC (“Gexpro Services Stockholder”), (viii) 8,000,000 shares held by LKCM TE Investors, LLC (“TestEquity Equityholder”) and (ix) 5,524 shares held by a separately managed portfolio for which LKCM serves as investment manager. LKCM and/or one of more of its affiliates serve as (A) the investment manager for Master Fund, PDP, LIP, Micro, Core, HW2 and HLI, (B) the investment manager for a controlling member of Gexpro Services Stockholder and (C) the investment manager for two controlling members of TestEquity Equityholder. J. Luther King, Jr. is a controlling stockholder of LKCM and a controlling member of the general partner of LIP. J. Luther King, Jr. and J. Bryan King are controlling members of the general partner of the general partners of each of Micro and Core. J. Bryan King is (A) a controlling member of the general partner of HW2, (B) a controlling member of the general partner of a controlling member of Gexpro Services Stockholder, (C) a controlling member of the general partners of each of two controlling members of TestEquity Equityholder and (D) the president of HLI. J. Luther King, Jr. and J. Bryan King are controlling members of the general partner of the sole holder of the management shares of Master Fund. J. Bryan King is the son of J. Luther King, Jr. Each of the persons and entities listed in this footnote expressly disclaims membership in a group under the Exchange Act and expressly disclaims beneficial ownership of the securities reported in the table, except to the extent of its pecuniary interest therein. See also footnote 2.

(2)    Based on a Schedule 13D filed with the SEC by LKCM, J. Bryan King and various other persons and entities (as amended by amendments thereto through and including Amendment No. 29 to Schedule 13D/A filed with the SEC on February 14, 2025). Includes (i) 3,578,228 shares held by PDP, (ii) 56,470 shares held by Micro, (iii) 23,182 shares held by Core, (iv) 1,184,652 shares held by HW2, (v) 3,522,988 shares held by HLI, (vi) 16,000,000 shares held by Gexpro Services Stockholder, (vii) 8,000,000 shares held by TestEquity Equityholder and (viii) 39,074 shares held directly by J. Bryan King. LKCM Private Discipline Management, L.P. (“PD Management”) is the sole holder of the management shares of Master Fund (which wholly owns PDP), and LKCM Alternative Management, LLC (“Alternative”) is the general partner of PD Management. Alternative is the general partner of LKCM Micro-Cap Management, L.P. (“Micro GP”), which is the general partner of Micro. Alternative is the general partner of LKCM Core Discipline Management, L.P. (“Core GP”), which is the general partner of Core. LKCM Headwater Investments II GP, L.P. (“HW2 GP”) is the general partner of HW2. LKCM Headwater Investments III GP, L.P. (“HW3 GP”) is the general partner of a controlling member of Gexpro Services Stockholder. LKCM Headwater II Sidecar Partnership GP, L.P. (“Sidecar GP”) is the general partner of LKCM Headwater II Sidecar Partnership, L.P. (“Sidecar”). HW2 and Sidecar are controlling members of TestEquity Equityholder. J. Bryan King is a controlling member of Alternative, HW2 GP, HW3 GP and Sidecar GP and is the president of HLI. J. Bryan King expressly disclaims beneficial ownership of the securities reported herein, except to the extent of his pecuniary interest therein. See also footnote 1.

(3)    The figure shown includes 147,600 shares of common stock underlying currently exercisable options.

(4)    The figure shown includes 270,000 shares of common stock underlying currently exercisable options.

(5)    The figure shown includes 677,617 shares of common stock underlying currently exercisable options and 111,271 shares of common stock underlying options vesting within 60 days following the Record Date.

CORPORATE GOVERNANCE

Board Leadership Structure

Our Amended and Restated By-Laws provide that the roles of Board Chairman and President and Chief Executive Officer ("CEO") may be filled by the same or different individuals. This provides the Board the flexibility to determine whether these roles should be combined or separated based on the Company's circumstances and needs at any given time. The role of Chairman of the Board and CEO is currently held by J. Bryan King. In March 2017, the Board created the position of lead independent director and appointed Mr. Lee S. Hillman to this position to help reinforce the independence of the Board as a whole. Prior to Mr. Hillman’s appointment, the Board did not have a lead independent director.

Lead Independent Director

Pursuant to our Corporate Governance Principles, the lead independent director shall be an independent, non-employee director designated by our Board who shall serve in a lead capacity to coordinate the activities of the other independent directors, interface with and advise the Chairman of the Board, and perform such other duties as are specified in the charter or as our Board may determine. As a result, we believe that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, we believe that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Board chairperson. The lead independent director's responsibilities include that he/she:

•presides at all Board meetings at which the Chairman of the Board is not present and at all executive sessions;
•has authority to call meetings of the independent directors;
•serves as a liaison between the Chairman of the Board and the independent directors, and between the Chairman of the Board and CEO if the roles are held by different individuals, when necessary to provide a supplemental channel of communication;
•works with the Chairman of the Board in developing and approving Board meeting agendas, schedules, and information provided to the Board;
•guides the CEO succession process together with the Compensation Committee and with input from the Nominating and Corporate Governance Committee (and similarly guides the Chairman of the Board succession process if the Chairman of the Board and CEO roles are held by different individuals);
•ensures the implementation of a Committee self-evaluation process; reviews reports from each Committee to the Board; and provides guidance to Committee Chairs, as needed, with respect to Committee topics, issues, and functions;
•facilitates the Board’s self-evaluation process; and
•communicates with significant stockholders and other stakeholders on matters involving broad corporate policies and practices when appropriate.

Board of Directors Meetings and Committees

The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees. All of these committees have adopted a charter for their respective committee. These charters may be viewed on the Company's website, www.distributionsolutionsgroup.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to Corporate Secretary, Distribution Solutions Group, Inc., 301 Commerce Street, Suite 1700, Fort Worth, Texas, 76102.

Annual Meeting Attendance Policy

The Company expects all members of the Board of Directors to attend the Annual Meeting, but from time to time, other commitments may prevent a director from attending a meeting.

Director Attendance at Board of Directors and Committee Meetings

In 2024, the directors attended on average, either in person or via teleconference or video conference, 93.2% of the meetings of the Board of Directors and 100% of the respective Audit, Compensation, and Nominating and Corporate Governance Committees' meetings on which they served. As required under the applicable Nasdaq listing standards, in the fiscal year ended December 31, 2024, our independent directors met sixteen times in regularly scheduled executive sessions at which only our independent directors were present.

All of the directors attended the last Annual Meeting held on May 23, 2024. The following chart shows the membership and chairpersons of our Audit, Compensation, and Nominating and Corporate Governance Committees, number of committee meetings held in 2024 and committee member attendance.

Director	Board of Directors	Audit	Compensation	Nominating & Corporate Governance
Andrew B. Albert (1)	4	4		2
I. Steven Edelson	16		5	3
Lee S. Hillman	16	8*	5*
J. Bryan King	16*
Mark F. Moon	13		5	3*
Bianca A. Rhodes	15	8		3
M. Bradley Wallace	16
Robert S. Zamarripa	13	8	5
Number of Meetings Held	16	8	5	3
* Chairperson as of December 31, 2024
(1) As previously disclosed, Mr. Albert did not stand for reelection at the 2024 Annual Meeting and his service as a member of the Board of Directors concluded on May 23, 2024.

The Audit Committee
The functions of the Audit Committee of the Board of Directors include (i) reviewing the Company's procedures for monitoring internal control over financial reporting; (ii) overseeing the appointment, compensation, retention and oversight of the Company's independent auditors; (iii) reviewing the scope and results of the audit by the Company's independent auditors; (iv) reviewing the annual audited financial statements and quarterly financial statements with management and the independent auditors; (v) periodically reviewing with the Company's General Counsel potentially material legal and regulatory matters and corporate compliance; and (vi) reviewing and approving all related party transactions. Additionally, the Audit Committee provides oversight of the Company's Enterprise Risk Management program.

The Audit Committee consists of Lee S. Hillman (Chair), Bianca A. Rhodes and Robert S. Zamarripa. Each member of the Audit Committee satisfies the independence requirements of The Nasdaq Stock Market and the SEC and satisfies the financial sophistication requirements of The Nasdaq Stock Market.

The Board of Directors has determined that Lee Hillman, member of the Audit Committee of the Board of Directors, qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K, and that Mr. Hillman is “independent” as the term is defined in the listing standards of the NASDAQ Stock Market.

The Compensation Committee

The Compensation Committee discharges the responsibilities of the Board of Directors relating to compensation of the CEO and establishes compensation for all other executive officers of the operating companies and the named executive officers of the Company. The Compensation Committee is responsible for (i) reviewing and approving corporate goals and objectives relevant to the compensation for executive officers; (ii) evaluating the performance of executive officers in light of those goals and objectives; and (iii) setting the compensation level of executive officers based on this evaluation. The Compensation Committee also administers incentive compensation plans and equity-based plans established or maintained by the Company from time to time; makes recommendations to the Board of Directors with respect to the adoption, amendment, termination or replacement of the plans; and recommends to the Board of Directors the compensation for members of the Board of Directors. The Compensation Committee reviews and approves the compensation programs for the CEO and other executive officers whose compensation is included in this report. The CEO makes recommendations on compensation to the Compensation

Committee for all executive officers except himself or herself. The CEO may not be present in any meeting of the Compensation Committee in which his or her compensation is discussed.

The Compensation Committee consists of Bianca A. Rhodes (Chair), I. Steven Edelson, Mark F. Moon and Robert S. Zamarripa. Each member of the Compensation Committee has satisfied the independence requirements of The Nasdaq Stock Market (including the enhanced independence requirements for Compensation Committee members) and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and nominates potential directors to the Board of Directors and otherwise takes a leadership role in shaping the corporate governance of the Company.

The Nominating and Corporate Governance Committee consists of Mark F. Moon (Chair), I. Steven Edelson and Lee S. Hillman. Each member of the Nominating and Corporate Governance Committee has satisfied the independence requirements of The Nasdaq Stock Market.

Director Nominations

The Nominating and Corporate Governance Committee will consider Board of Director nominees recommended by stockholders. Those recommendations should be sent to the Chairperson of the Nominating and Corporate Governance Committee, c/o Corporate Secretary of Distribution Solutions Group, Inc., 301 Commerce Street, Suite 1700, Fort Worth, Texas, 76102.

The Nominating and Corporate Governance Committee will follow procedures which the Nominating and Governance Committee deems reasonable and appropriate in the identification of candidates for election to the Board of Directors and evaluating the background and qualifications of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent members of the Board of Directors and by stockholders. The manner in which the Nominating and Corporate Governance Committee evaluates nominees for director is the same regardless of whether the nominee is recommended by a security holder.

The Nominating and Corporate Governance Committee will seek candidates having experience and abilities relevant to serving as a director of the Company and who represent the best interests of stockholders as a whole and not any specific interest group or constituency. The Board and Nominating and Corporate Governance Committee has a policy with regard to consideration of diversity in identifying director nominees as set forth under “Board Diversity Policy” on page 21. The Nominating and Corporate Governance Committee will consider a candidate’s qualifications and background including, but not limited to, responsibility for operating a public company or a division of a public company, other relevant business experience, a candidate’s technical background or professional qualifications and other public company boards of directors on which the candidate serves. The Nominating and Corporate Governance Committee will also consider whether the candidate would be “independent” for purposes of The Nasdaq Stock Market and the rules and regulations of the SEC. The Nominating and Corporate Governance Committee may, from time to time, engage the service of a professional search firm to identify and evaluate potential nominees.

Determination of Independence

The Company’s Board of Directors has determined that directors I. Steven Edelson, Lee S. Hillman, Mark F. Moon, Bianca A. Rhodes and Robert S. Zamarripa, are independent within the meaning of the rules of The Nasdaq Stock Market. In determining independence, the Board of Directors considered the specific criteria for independence under The Nasdaq Stock Market rules and also the facts and circumstances of any other relationships of individual directors with the Company. Mr. King, our Chairman of the Board, President and CEO, and Mr. Wallace are not considered independent directors.

The independent directors and the committees of the Board of Directors regularly meet in executive session without the presence of any management directors or representatives.

Code of Business Conduct

The Company, and its operating companies, has adopted a Code of Business Conduct applicable to all employees and sales representatives. The Company’s Code of Business Conduct is applicable to senior financial executives including the principal executive officer, principal financial officer and principal accounting officer of the Company. The Company’s Code of Business Conduct is available on the Corporate Governance page in the Investor Relations section of the Company’s website at www.distributionsolutionsgroup.com. The Company intends to post on its website any amendments to, or waivers from its Code of Business Conduct applicable to senior financial executives. The Company will provide any persons with a copy of its Code of Business Conduct without charge upon written request directed to the Company’s Secretary at the Company’s address listed in this proxy statement.

The Board of Directors Role in Risk Oversight and Assessment

The Board is responsible for overseeing the most significant risks facing the Company and for determining whether management is responding appropriately to those risks. The Board implements its risk oversight function both as a whole and through committees. The Board has formalized much of its risk management oversight function through the Audit Committee.

The Board committees have significant roles in carrying out the risk oversight function which include, but are not limited to, the following:

•The Audit Committee provides oversight of the Company’s Enterprise Risk Management program related to the Company’s financial statements, the financial reporting process, accounting and legal matters and oversees the internal audit function; and

•The Compensation Committee oversees the Company’s compensation programs from the perspective of whether they encourage individuals to take unreasonable risks that could result in having a materially adverse effect on the Company.

While the Board oversees risk management, Company management is charged with managing risk. Management is responsible for establishing and maintaining an adequate system of internal controls over financial reporting and establishing controls to prevent or detect any unauthorized acquisition, use or disposition of the Company’s assets.

The Company has retained a consulting firm to serve as its internal audit department to monitor and test the adequacy of the internal controls and report the results of this oversight function to the Audit Committee on a regular basis. Part of the internal audit department’s mission, as described in its charter, is to bring a “systematic, disciplined approach to evaluate and improve the effectiveness of risk management, control, and governance processes.” One way which the internal audit department carries this out is by evaluating the Company’s network of risk management programs and reporting the results to the Audit Committee.

Management conducts detailed periodic business reviews of the Company’s business. These reviews include discussions of future risks faced by various departments and functional areas across the organization. An example of our commitment to risk management is our adherence to the ISO 9001:2015 Standards (“ISO Standards”) which is a quality management system that encompasses the supply chain and distribution centers. ISO standards require that we identify risks in the quality management system, plan actions to address the risk, and evaluate the effectiveness of those plans. We are audited by a third-party ISO certifier, and as part of this audit, we must demonstrate and show evidence of three items; the risks, the plan to address the risks, and the monitoring of the effectiveness of our internal controls.

The Company has also established a Disclosure Committee which is comprised of senior management from various functional areas. The Disclosure Committee meets at least quarterly to review all disclosures and forward-looking statements made by DSG to its security holders and ensures they are accurate and complete and fairly present DSG’s financial condition and results of operations in all material respects.

Additionally, the Company has established and communicated to its employees a Code of Business Conduct, as mentioned previously, and maintains an ethics helpline where employees can confidentially and anonymously express any concerns they may have of any suspected ethics violations either through a dedicated website or through a toll-free telephone number. The Company requires various forms of annual compliance training of all employees.

Cybersecurity

Our Board, in coordination with the Audit Committee, oversees the management of risks from cybersecurity threats, including the policies, standards, processes and practices that the Company’s management implements to address risks from cybersecurity threats. The Audit Committee reports to the Board on our cybersecurity risk management practices and performance, generally on a quarterly basis. The Audit Committee receives reports from senior members of management, including from each of our Chief Information Officers (“CIOs”) (which include the CIO of each of our principal operating companies: Lawson Products, TestEquity and Gexpro Services), and the internal audit department regarding the cybersecurity risk management program. We have also established a governance structure under each of the CIOs that oversee investments in systems, resources, and processes as part of the continued maturity of our cybersecurity posture.

Our cybersecurity risk management program is part of our overall enterprise risk management program, and is focused on identifying, assessing, managing, and remediating material risks from cybersecurity incidents. We rely on risk-based security controls, including access limitations and contractual requirements on third-party service providers, as part of our overall approach of protecting the integrity, availability and confidentiality of our important systems and information. We have an established cyber incident response plan to respond to cyber incidents. Additional information relating to cybersecurity is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Human Capital Resources

Our organization supports a culture of continuous improvement and emphasizes the importance of addressing the needs of our customers. We require our employees to act with integrity in every aspect of our business while encouraging them to be results driven, team oriented and progressive.

As of December 31, 2024, our combined workforce included approximately 4,400 individuals, comprised of approximately 1,610 in sales and marketing, approximately 1,880 in operation and distribution and approximately 860 in management and administration. Approximately 1,740 individuals are within Lawson, 1,160 are within TestEquity, 740 are within Gexpro Services, and 710 are within Canada Branch Division. For more information with respect to Human Capital Resources, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2024.

Board Diversity Policy

The Board believes that a board made up of highly qualified directors from diverse backgrounds and who reflect the changing population demographics of the markets in which the Company operates, the talent available with the required expertise, and the Company’s evolving customer and employee base, promotes better corporate governance. To support this, the Nominating and Corporate Governance Committee will, when identifying candidates to recommend for appointment/election to the Board:

•consider only candidates who are highly qualified based on their experience, functional expertise, and personal skills and qualities; and
•in addition to its own search, may engage qualified independent external advisors to conduct a search for candidates that meet the Board’s skills and diversity criteria to help achieve its diversity aspirations.

Board appointments will be based on merit and candidates will be considered against objective criteria, having due regard for the benefits of diversity on the Board, including race, ethnicity and gender. In furtherance of this commitment, the Nominating and Corporate Governance Committee shall require that the list of candidates to be considered by the Nominating and Corporate Governance Committee and/or the Board for nomination to our Board include candidates with diversity of race, ethnicity, and gender.

Social and Environmental Responsibility Policy

DSG is committed to understanding, monitoring and managing our social and environmental impact, and we recognize the importance of this responsibility as a discipline that helps us manage risks. In alignment with our Code of Business Conduct and our Corporate Governance Principles, we aim to ensure that matters of social and environmental responsibility are considered and supported in our operations and administrative matters and are consistent with DSG stakeholders’ best interests.

This policy applies to activities undertaken by or on behalf of DSG and sets out the framework for managing our social and environmental commitment, for which our Board has responsibility for the overall strategy. In addition, the Board has delegated the day-to-day responsibility of implementation and adherence to this policy to various DSG leaders within the Company whose primary goal is to ensure that appropriate organizational structures are in place to effectively identify, monitor, and manage social and environmental responsibility issues and performance relevant to our business. This policy is built on the following areas that reflect existing and emerging standards of social and environmental responsibility. We will:

•Stakeholder Engagement: engage our key stakeholders including employees, customers, stockholders and suppliers, to ensure their needs and concerns are heard and addressed, and if appropriate, incorporated into our strategy;
•Decision Making: integrate social and environmental considerations in our decision-making processes;
•Compliance with Laws and Regulations: meet or exceed all legal and regulatory requirements, including social and environmental requirements, which are applicable to our business operations;
•Workplace: create a safe, healthy, fair and enriching working environment where all employees are treated with respect and are able to achieve their full potential;
•Environment: identify and minimize potential negative environmental impacts of our operations where possible;
•Supply Chain: work with vendors to strengthen the social and environmental aspects of products and services we deliver to our customers; and
•Supplier Code of Conduct: commit to the highest ethical standards in the conduct of our business affairs and in our relationships with suppliers and customers. The purpose of this policy is to communicate the policy we have in place for our employees regarding their receipt of business gifts, meals and entertainment.

Compensation Risk Assessment

The Compensation Committee has reviewed the compensation programs of the Company to determine if they encourage individuals to take unreasonable risks and has determined that any risks arising from these compensation programs are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed the Company’s existing compensation, with particular attention to the performance metrics, programs and practices that mitigate risk (e.g., clawback policies), and the mix of short-term and long-term compensation, and the Compensation Committee determined that these features promoted a responsible mix of compensation and risk.

Clawback Policy

In 2023, the Board of Directors timely approved an amended policy for recoupment of incentive compensation received by current or former executive officers on or after October 2, 2023 (the “Clawback Policy”). The Board of Directors adopted the updated terms of the Clawback Policy to meet the requirements of the final Nasdaq listing standards implementing Exchange Act Rule 10D-1. The Clawback Policy provides that following an accounting restatement, the Compensation Committee must assess whether any incentive amounts paid to current and former executive officers were in excess of what should have been paid based on the revised financials, and thus should be subject to recovery. The policy has a three-year look-back and applies to both current and former executives, regardless of such executive’s fault, misconduct or involvement in causing the restatement. The Company’s prior clawback policy will continue to cover compensation earned or received prior to October 2, 2023.

Anti-Hedging Policy

Under the Anti-Hedging Policy, the Company prohibits any executive officer of the Company or member of the Company's Board of Directors (or any designee of such executive officer or director) from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company common stock (a) granted to the executive officer or director by the Company as part of the compensation of the executive officer or director; or (b) held, directly or indirectly, by the executive officer or director.

Corporate Governance Principles (Guidelines)

The Corporate Governance Principles and the charters of the three standing committees of the Board of Directors describe our governance framework. The Corporate Governance Principles and charters are intended to ensure our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management. Our Corporate Governance Principles also are intended to align the interests of directors and management with those of our stockholders and comply with or exceed the requirements of the Nasdaq Stock Market and applicable law. They establish the practices our Board follows with respect to:

•Responsibilities of directors
•Board size
•Director independence
•Attendance at meetings
•Access to senior management

Copies of these Corporate Governance Principles are available through our website at www.distributionsolutionsgroup.com. The Company will also provide a copy of the Code of Business Conduct without charge upon written request directed to the Company at c/o Corporate Secretary, Distribution Solutions Group, Inc., 301 Commerce Street, Suite 1700, Fort Worth, Texas, 76102.

Insider Trading Policy

The Company maintains an Insider Trading Policy governing the purchase, sale, and/or other dispositions of our securities by directors, officers, and employees, and has implemented processes for the Company that we believe are designed to promote compliance with insider trading laws, rules, and regulations and any applicable listing standards. A copy of our Insider Trading Policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2024.

Stockholder Communications with the Board of Directors

Stockholders may send communications to members of the Board of Directors by either sending a communication to the Board of Directors or a committee thereof and/or a particular member c/o Corporate Secretary, Distribution Solutions Group, Inc., 301 Commerce Street, Suite 1700, Fort Worth, Texas, 76102. All such communications will be reviewed promptly and, as appropriate, forwarded to the Board of Directors or the relevant committee or individual member of the Board of Directors or committee based on the subject matter of the communication. With respect to other correspondence received by the Company that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors, because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, product and services complaints, product and services inquiries, resumes and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations and advertisements.

REMUNERATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Executive Summary

DSG has three principal operating companies: Lawson Products, Inc., an Illinois corporation ("Lawson"), TestEquity Acquisition, LLC, a Delaware limited liability company ("TestEquity"), and 301 HW Opus Holdings, Inc., a Delaware corporation conducting business as Gexpro Services ("Gexpro Services"). The complementary distribution operations of Lawson, TestEquity and Gexpro Services were combined on April 1, 2022, to create a global specialty distribution company. With that said, there are three distinct senior management teams, including chief executive officers and chief financial officers, who have duties and responsibilities primarily at the operating company level, including certain executives, who have a significant portion of their duties and responsibilities at the DSG/holding company level as well.

The Compensation Discussion and Analysis of the proxy statement explains how our executive compensation programs are designed and operate in practice with respect to our executives and specifically the following persons who constitute the Company’s NEOs.

Named Executive Officer	Title
J. Bryan King	Chairman, President and Chief Executive Officer
Ronald J. Knutson	Executive Vice President, Chief Financial Officer and Treasurer
Robert H. Connors	President and Chief Executive Officer, Gexpro Services
Russell S. Frazee	President and Chief Executive Officer, TestEquity
Cesar A. Lanuza	President and Chief Executive Officer, Lawson

Overview of 2024 Business Performance and Compensation

•Revenue was $1.80 billion, an increase of $233.7 million or 14.9% including $268.2 million of partial-year revenue from five acquisitions closed in 2024 and one acquisition closed in 2023 not in for the full year of 2023. Organic revenue decreased 2.6% for 2024 versus 2023.
•Adjusted EBITDA grew to $175.3 million in 2024, or 9.7% of revenue, compared to $157.0 million or 10.0% of revenue in the prior year. Excluding the impact of the Source Atlantic acquisition, Adjusted EBITDA as a percentage of revenue would have been 9.9%.
•Operating income increased $13.0 million from the prior year to $56.0 million, net of acquired intangible amortization of $47.5 million and $44.9 million of non-recurring severance and acquisition-related retention costs, stock-based compensation, acquisition-related costs and other non-recurring items. Adjusted operating income, excluding these non-cash and non-recurring items, grew 11.0% to $148.4 million compared to $133.7 million in 2023.
•Diluted loss per share was $0.16 for the year compared to $0.20 in the prior year period. Non-GAAP adjusted diluted earnings per share was $1.44 compared to $1.42 in the prior year on higher weighted average shares of 46.8 million in 2024 versus 44.9 million in 2023.
•Expanded the credit facility by $255 million with an additional term loan of $200 million and an increase in the revolver of $55 million to $255 million. The Company ended the year with total liquidity of $334.7 million, consisting of $81.7 million of cash (restricted and unrestricted) and $253.0 million of availability under its credit facility with net debt leverage of 3.5x.
•Cash generated from operations was $56.5 million net of payments for non-recurring acquisition-related retention payments and acquisition costs of $44.7 million. Excluding these items, cash generated from operations was $101.2 million. Uses of cash for 2024 included net capital expenditures of $14.4 million and share repurchases of $2.6 million at an average price of $30.13.
•Deployed capital of approximately $216.0 million completing 5 strategic acquisitions during 2024, expanding our scale and customer base and enhancing our enterprise-wide product offerings.
•The stock price increased by 9.0% from $31.56 at December 31, 2023 to $34.40 at December 31, 2024.

For additional information, please see the reconciliations of GAAP Operating Income (Loss) to Non-GAAP Adjusted EBITDA table in Appendix A.

Compensation Practices, Philosophy and Objectives

Our Compensation Committee has oversight for the executive compensation programs for our NEOs and executive officers, including those employed at our three operating companies. The Company's combined executive compensation programs reward executives for the development and execution of successful business strategies that lead to profitable growth. To deliver the appropriate mix of compensation for each NEO, we provided annual cash compensation, which included a base salary and an annual incentive opportunity based on pre-established performance goals related to each operating company’s performance relative to their annual budget, and a long-term incentive opportunity, which is largely based on increases to share price of the Company's common stock from the date of grant. Additionally, certain NEOs are eligible for time-based and performance-based equity interests that would be payable in connection with a change-in-control or similar type of transaction. We believe the mix of these forms of compensation, in the aggregate, balances the reward for each NEO’s and other executive’s contributions to our Company. Through our mix of base salary, annual incentive, and equity award programs for our executives, we strive to offer a total level of compensation that is competitive within specific roles and geographical markets. Additionally, our compensation programs are designed to encourage and reward the creation of long-term stockholder value. Lastly, executives, who have duties and responsibilities at both the operating company and the DSG/holding company, will generally be tied to annual incentive plan performance goals of the operating company he or she is aligned with for the plan year.

Furthermore, we believe that compensation for individuals who are responsible for DSG’s strategic direction and operations should be motivated to achieve sustainable stockholder value and/or tangible milestones rather than to simply remain at DSG or maintain the status quo. Therefore, we are increasingly emphasizing for our executive officers the grant of stock option awards with exercise prices above then-current stock price, which have zero initial value and accumulate value, only to the extent that our stock price significantly increases following their grant date. Our Chairman, CEO and President, Mr. King, does not accept any form of compensation from the Company in connection with his role with the Company.

The Company guides its executive compensation programs with a compensation philosophy expressed in these three principles:

(1) Talent Acquisition & Retention. We believe that having qualified people at every level of our Company is critical to our success. Our compensation programs are designed to encourage talented executives to join and continue their careers as part of our senior management team.

(2) Accountability for DSG's Business Performance. To achieve alignment between the interests of our executives and our stockholders, we used short-term and long-term incentive awards. Our NEOs' compensation increased or decreased based on how well they achieved the established performance goals and the increase in stockholder value.

(3) Accountability for Individual Performance. We believe teams and individuals should be rewarded when their contributions are exemplary and significantly support Company performance and value creation.

When making compensation decisions, the various elements of compensation were evaluated together, and the level of compensation opportunity provided for one element may have impacted the level and design of other elements. We attempted to balance our NEO total compensation program to promote the achievement of both current and long-term performance goals. Lastly, we evaluate our compensation philosophy and programs regularly and evolve them as circumstances merit with oversight by the Compensation Committee, particularly with respect to executive and director compensation.

Key Factors in Determining Executive Compensation

Role of Compensation Committee in Executive Compensation

The Compensation Committee has overall responsibility for recommending to the Board the compensation of our CEO & President and reviewing and determining the compensation of our other executive officers. Members of the Compensation Committee are appointed by the Board. Currently, the Compensation Committee consists of four members of the Board: Bianca A. Rhodes (Chair), I. Steven Edelson, Mark F. Moon and Robert S. Zamarripa, none of whom is an executive officer of DSG, and each of whom qualifies as (i) an “independent director” under the NASDAQ Stock Market Rules and (ii) an “outside director” under Section 162(m) of the Code. See “Corporate Governance—Board Meetings and Committees—Compensation Committee”.

Determination of Competitive Practices

Peer Group for Compensation Benchmarking

As a result of the mergers of Lawson, Gexpro Services and TestEquity in 2022, the size of the Company in terms of revenue, profit and market cap increased substantially and we have executives who may be employed as an officer in DSG, or in one of the Company’s operating companies – Lawson, Gexpro Services or TestEquity – for which it may be more appropriate to use a different peer benchmark than that used for a DSG executive. In order to maintain appropriate market benchmarks for our executives and Directors, the Compensation Committee engaged FGMK, LLC ("FGMK"), an independent advisory firm, to review the peer groups to help the Compensation Committee make sound compensation decisions.

First, we maintain a DSG peer group of 13 companies aligned with the size and industry classification of DSG (the "DSG Peer Group"). The DSG Peer Group had a median revenue of approximately $1.517 billion and a market capitalization of $1.377 billion for 2024 compared to DSG’s 2024 revenue of $1.804 billion and market capitalization of $1.611 billion.

Distribution Solutions Group, Inc. Peer Group
Applied Industrial Technologies, Inc.	Kadant Inc.
Barnes Group Inc.	MRC Global Inc.
DXP Enterprises, Inc.	DNOW Inc.
Global Industrial Company	Park-Ohio Holdings Corp.
H&E Equipment Services, Inc.	Tennant Company
Helios Technologies, Inc.	TriMas Corporation
Herc Holdings Inc.

Second, we maintain an operating company peer group (“the OPG”). The OPG consists of 14 companies with similar industry classification and revenues to that of the operating companies. The OPG companies had 2024 median revenue of approximately $497 million as compared to the operating companies’ 2024 revenue of $594 million for Lawson, $441 million for Gexpro Services and $771 million for TestEquity.

The OPG includes the following companies:

Operating Company (Lawson, TestEquity or Gexpro Services) Peer Group
AMPCO-Pittsburgh Corp.	Hurco Companies, Inc.
Columbus McKinnon Corporation	Insteel Industries, Inc.
The Eastern Company	NN, Inc.
Enerpac Tool Group Corp.	Perma-Pipe International Holdings, Inc.
Enpro, Inc.	Transcat, Inc.
L.B. Foster Company	Twin Disc, Incorporated
The Gorman-Rupp Company	Trex Company, Inc.

The Compensation Committee believes that the proxy peer group benchmarking provides an accurate indicator of total compensation paid by companies with executives that have skills and responsibilities similar to the Company’s executives. Compensation for the Company’s executives is generally managed within the ranges of compensation paid by companies in their applicable peer group.

NEO Compensation Competitiveness Compared to the Peer Group

Annually, as part of our determination of the competitiveness of our executive officers' Total Cash Compensation ("TCC") and Total Direct Compensation ("TDC") to market practices, we have analyzed and reported on each NEO’s actual TCC (current base salary and three-year average AIP bonus payout) and actual TDC (current base salary, three-year average AIP bonus payout and the three-year average LTI grant value) compared to the peer groups' median and 75th percentiles. Since Mr. King does not receive compensation for his services to the Company, a benchmarking is not necessary. Accordingly, we are providing our benchmark analysis for only four of our five current NEOs, Messrs. Knutson, Connors, Frazee and Lanuza. Mr. Knutson has the dual role of CFO of DSG and Lawson. Accordingly, we are providing a comparison of his TCC and TDC to CFOs of the DSG peer group. Since Messrs. Connors, Frazee and Lanuza serve as an executive of their respective operating company and not DSG, we compared their compensation to CEOs of the OPG. With respect Messrs. Connors and Frazee, the amounts reported reflect legacy compensation plans in which each participated prior to the Company's 2022 merger. These plans have a pay mix with a lesser emphasis on annual cash compensation and a greater emphasis on long-term value creation.

The table below provides a comparison of our NEOs' TCC compensation to their respective peer group, as described above.

	Median TCC, in ($000s)	75th Percentile TCC, in ($000s)	Company TCC, in ($000s)
Name and Title
Ronald J. Knutson (1)	$993.0	$1,102.6	$765.5
Executive Vice President, Chief Financial Officer and Treasurer

Robert H. Connors (1)	933.3	1,312.4	557.5
President and Chief Executive Officer, Gexpro Services

Russell S. Frazee (1)	933.3	1,312.4	557.1
President and Chief Executive Officer, TestEquity

Cesar A. Lanuza (1)	933.3	1,312.4	998.0
President and Chief Executive Officer, Lawson
(1)    Represents the NEO's 2024 Base Salary and average AIP earned from 2022 to 2024.

The table below provides a comparison of our NEOs' TDC compensation to their respective peer group, as described above.

	Median TDC, in ($000s)	75th Percentile TDC, in ($000s)	Company TDC, in ($000s)
Name and Title
Ronald J. Knutson (1)	$1,986.1	$2,205.2	$1,381.5
Executive Vice President, Chief Financial Officer and Treasurer

Robert H. Connors (2)	1,705.3	3,140.4	N/A
President and Chief Executive Officer, Gexpro Services

Russell S. Frazee (2)	1,705.3	3,140.4	N/A
President and Chief Executive Officer, TestEquity

Cesar A. Lanuza (1)	1,705.3	3,140.4	2,731.1
President and Chief Executive Officer, Lawson
(1)    Represents the NEO's 2024 Base Salary, average AIP earned from 2022 to 2024 and the average grant date fair value of the equity awards granted from 2022 to 2024.
(2)    Messrs. Frazee and Connors have not been participants in the Company's LTIP. Accordingly, they have not received long-term incentive awards in the most recent three-year period.

Role of Executives in Setting Compensation

Executive officers will generally make compensation recommendations to the operating companies' chief executive officers regarding employees who report to them. Executives are not involved in decisions regarding their own compensation. The Compensation Committee has overall responsibility for the compensation programs for the CEO and other NEOs, as well as the executive officers at the three operating companies, as described in the Corporate Governance section under “The Compensation Committee”. The CEO may not be present in any meeting of the Compensation Committee in which his compensation is discussed.

Compensation Committee Interlocks and Insider Participation

In 2024, no executive officer of the Company served on the Board of Directors or Compensation Committee of any other company with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Company during 2024 and no member of the Compensation Committee was formerly an employee of the Company.

Role of the Independent Compensation Consultant

The Compensation Committee has the authority to engage and has from time to time engaged the services of outside consultants to assist in making decisions regarding the establishment of DSG’s compensation philosophy and programs, including for executives and directors. In 2024, the Compensation Committee engaged FGMK to perform benchmarking analyses of executive officer and director compensation and make recommendations on peer group determination, performance metrics and incentive opportunity levels for the NEOs, as well as for independent members of the Board of Directors. FGMK was asked to make recommendations related to equity award incentives, including plan design, performance metrics and goals, and related incentive opportunities and estimated plan costs. FGMK performs no other services for the Company. The Compensation Committee has reviewed the independence of FGMK in light of SEC rules and Nasdaq listing standards regarding compensation consultants and has concluded that FGMK's work for the Compensation Committee does not raise any conflict of interest. All work performed by FGMK is subject to review and approval of the Compensation Committee who has the right to terminate FGMK at any time.

Response to Say-On-Pay Vote

The advisory stockholder vote on the executive compensation for the Company's NEOs' Say-on-Pay Proposal is non-binding. However, the Compensation Committee has considered, and will continue to consider, the outcome of this vote each year such a vote is taken when making compensation decisions for our CEO and other NEOs. At our annual meeting of stockholders held on May 23, 2024, our Say-on-Pay Proposal received 99.96% support from our stockholders (excluding broker non-votes and abstentions). The Compensation Committee believes that this stockholder vote strongly endorsed the compensation philosophy of the Company. Accordingly, the Compensation Committee did not take any specific actions with respect to its executive compensation programs as a direct result of the 2024 Say-on-Pay Proposal. The Compensation Committee will continue to consider the outcome of the Company's Say-on-Pay votes when making future compensation decisions for the NEOs.

Current Elements of Named Executive Officer Compensation

Elements of Total Compensation

In determining the type and amount of compensation for each eligible executive at our operating companies, other than our Chairman, President and CEO, we have used both annual cash compensation, which includes a base salary and an annual incentive award, as well as a long-term incentive opportunity, which is equity based. Additionally, certain NEOs received a pre-merger grant of time-based and performance-based equity interests that reward certain NEOs for achievement of long-term performance goals. Our compensation programs have been designed to encourage and reward the creation of long-term stockholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-takings. The Compensation Committee believes the mix of these forms of compensation, in the aggregate, supported the Company's overall compensation objectives of attracting top talent for executive positions, incentivizing such executive officers, motivating and rewarding the achievement of individual and company goals and aligning the interests of executive officers with those of our stockholders. Our annual and long-term incentive plans provided for additional compensation for achievement above set performance targets such that an executive's compensation may reach the 75th percentile of market levels based upon performance.

The following table describes each executive compensation element utilized in 2024 for our NEOs based on the philosophy and objectives described above as well as each element's link to our compensation philosophy.

Compensation Element	Philosophy Statement	Talent Acquisition and Retention	Accountability for Business Performance (Align to Stockholder Interests)	Accountability for Individual Performance (Support Company Performance and Value Creation)
Base Salary
We intend to provide base pay competitive to the market of industry peers across other industries where appropriate. Our goal is to strike a balance between attracting and retaining talent, expecting superior results and finding individuals who can focus on transforming our business. Base salary maintains a standard of living, is used to compete in the market for talent and forms the foundation for other reward vehicles.
X

Annual Incentive Plan (1)
The 2024 AIP, as defined in the Annual Incentive Plan section, was designed to reward specific annual performance against business measures, such as Sales Revenue, Adjusted EBITDA, Working Capital and Equity Value, set by the Board at the start of the plan year. The amount of the 2024 AIP reward was determined by formula and can vary from 0% to 150% of an individual executive's original target incentive.
		X	X	X

Long-Term Incentive Plan ("LTIP")(2) & Equity Incentives
The LTIP was designed to align NEOs with the long-term interests of stockholders. Starting in 2022, the primary focus of the long-term incentive program transitioned to equity awards primarily granted in the form of non-qualified stock options that were significantly "out of the money" and will only realize value in the event of significant appreciation in the Company's stock price. RSUs were granted as a retention incentive aligned with future changes to share price.
		X	X	X

Other Compensation and Benefit Programs
DSG's operating companies offer employee benefits programs that provide protections for health, welfare and retirement. These programs are standard within the United States and include healthcare, life, disability, dental and vision benefits, as well as a 401(k) program and other federally provided programs outside of the United States. A deferred compensation program is also provided to a select group of our management, including our NEOs, to provide for tax-advantaged savings beyond the limits of qualified plans.
X
(1)    NEOs are eligible for the annual incentive plan based on performance against performance measures at the operating company level. Equity value is determined based on DSG performance. Mr. Knutson is a participant in the Lawson operating company annual incentive plan based on his dual role.
(2)    Messrs. Connors and Frazee are not participants in the Company's LTIP; however, they entered into incentive agreements pre-merger whereby they are eligible for time-based and performance-based equity interests that would be payable in connection with a change-in-control or similar type of transaction.

Base Salary

The Compensation Committee is responsible for reviewing our Chief Executive Officer’s and other executive officers’ base salaries. The base salaries of all executive officers are reviewed and adjusted when necessary to reflect individual roles, performance and the competitive market. Except for Mr. King, annual base salary and cash bonuses are the primary cash-based element of our executive officers’ compensation structure.

We provide NEOs and other employees, except for Mr. King, who does not receive any compensation from the Company in connection with his roles of Chairman, President & CEO, with a base salary to compensate them for services rendered during the fiscal year. Base salary represents the only fixed component of the three elements of our executive compensation program and is intended to provide a baseline minimum amount of annual compensation for our NEOs. Our base salary philosophy is intended to keep our fixed costs at an appropriate level for each role. In setting base salaries for the CEO and other executives, the Compensation Committee considers:

•Competitive market data based upon peer group benchmarking;
•The experience, skills and competencies of the individual;
•The duties and responsibilities of the respective executive;
•The ability of the individual to effectively transform our company and culture; and
•The individual's ability to achieve superior results.

We typically consider adjustments to NEO base salaries on an annual basis as part of our review process, as well as upon a promotion.

The following table sets forth information regarding the annualized base salary rates at the end of 2023 and 2024 for our NEOs:

Executive Name	2023 Base Salary (1)	2024 Base Salary (2)
J. Bryan King	$—	$—
Ronald J. Knutson (3)	480,000	525,000
Robert H. Connors	N/A	440,000
Russell S. Frazee	N/A	425,000
Cesar A. Lanuza	600,000	600,000
(1)    2023 base salaries were effective as of the following dates:
•Mr. Knutson: March 16, 2023
•Mr. Connors was not an NEO of the Company in 2023.
•Mr. Frazee was not an NEO of the Company in 2023.
•Mr. Lanuza did not receive a merit increase for 2023 and his salary was effective as of January 1, 2023.
(2)    2024 base salaries were effective as of the following dates:
•Mr. Knutson: March 16, 2024
•Mr. Connors: September 2, 2024
•Mr. Frazee did not receive a merit increase for 2024 and his salary was effective as of January 1, 2024.
•Mr. Lanuza did not receive a merit increase for 2024 and his salary was effective as of January 1, 2024.
(3)    Mr. Knutson's base salary is based on his expanded scope, duties and responsibilities in connection with his dual role as CFO of DSG and Lawson.

Annual Incentive Plan

We require our NEOs to be focused on achievement of the critical, strategic and tactical objectives that lead to annual success. Based on the annual achievement of pre-established annual goals, at both the operating company and overall DSG combined performance level, NEOs are eligible to earn an annual incentive under the Annual Incentive Plan ("AIP").

Mr. Lanuza, as CEO of Lawson, and Mr. Knutson, in his dual role as CFO of DSG and CFO of Lawson, participated in the 2024 Lawson AIP ("Lawson AIP"). Executives who have duties and responsibilities at both the operating company as well as the DSG/holding company levels will generally be tied to annual incentive plan performance goals of the operating company he or she is aligned with for the plan year. Therefore, Mr. Knutson's performance goals and associated incentive compensation opportunity is aligned with the Lawson AIP. Mr. Connors, as CEO of Gexpro Services, participated in the 2024 Gexpro Services AIP ("Gexpro AIP"). Mr. Frazee, as CEO of TestEquity, participated in the 2024 TestEquity AIP ("TestEquity AIP"). Lastly, Mr. King does not receive any compensation from the Company in connection with his roles of Chairman, CEO & President, and therefore did not participate in the AIP. In 2024, the individual objectives of each of our NEOs supported their respective individual areas of responsibility, profitability and long-term strategic goals. For each of our NEOs, the individual objectives were tied to the performance of their respective operating companies measured in terms of Adjusted EBITDA, Adjusted net sales, working capital and DSG enterprise value.

2024 AIP

Pursuant to the terms of the 2024 annual incentive plans, each NEO was granted a threshold, target and maximum bonus award opportunity expressed as a percentage of base salary. These bonus award opportunities range from 0% to 150% of the target AIP opportunity for our NEOs, with the exception of the DSG Enterprise Value performance goal which opportunity ranges from 0% to 125% of the target AIP opportunity and the Gexpro Services Strategic Synergies performance goal which opportunity ranges from 0% to 100% of the target AIP opportunity.

At the beginning of each year, the Compensation Committee approves the assignment of a threshold, target and maximum objective for each financial performance measure. The target objectives for each performance goal for our NEOs, other than DSG Equity Value, are established based upon the operating company budget approved by the Board. Actual year-end financial results for such measures are compared to plan objectives in order to determine the amount of any AIP bonus. If actual financial results fall between the threshold and target or the target and maximum objectives, bonuses are proportionately increased as a result of the threshold or target objective being exceeded. Notwithstanding the other provisions of the AIP, the Committee may reduce or eliminate any bonus payable to a NEO based upon the Committee's determination of individual performance or other factors it deems relevant. The Compensation Committee may not increase any bonus payable to a NEO without a special meeting called to review and approve such requests.

Compensation Performance Metrics

The DSG operating companies, including Lawson, Gexpro Services, and TestEquity, utilized pre-established performance criteria for their respective annual incentive plans that are intended to align executive compensation with their 2024 business objectives. The Adjusted EBITDA, Adjusted Net Sales and Working Capital metrics described below are based on each individual operating company.

Compensation Performance Metrics (Lawson Operating Company)

•Adjusted EBITDA
◦The Adjusted EBITDA target of $83.1 million was established based on planned 2024 Adjusted EBITDA. Actual 2024 Adjusted EBITDA, adjusted for stock-based compensation, acquisition related costs and severance, was $57.7 million. This amount was then adjusted for foreign exchange rate changes, executive recruiting fees and non-recurring consulting fees, which were not included in the established target. The aggregate amount of all approved adjustments was an increase of $1.4 million resulting in Adjusted EBITDA of approximately $59.1 million for 2024. Since the original planned target did not include companies acquired in 2024, the result of the acquired companies post-acquisition date was excluded in measuring achieved results.

•Adjusted Net Sales
◦Adjusted Net Sales target of $574.3 million was established based upon approved plans. 2024 Net Sales were $486.4 million excluding acquisitions not included in original operating plan. Adjusted Net Sales consisted of Net Sales, increased for the net effect of foreign exchange rate changes which were not included in the established target. The aggregate amount of all approved adjustments was an increase of $2.4 million. Since the original planned target did not include companies acquired in 2024, the result of the acquired companies post-acquisition date was excluded in measuring achieved results.

•Working Capital
◦Working capital target as a percent of sales of 21.70% was established based on the 2024 operating plan. Actual working capital as a percentage of sales achieved was 23.90%. Working capital is defined as trade accounts receivable plus inventory less trade accounts payable. Since the original planned target did not include companies acquired in 2024, the result of the acquired companies post-acquisition date was excluded in measuring achieved results.

•DSG Equity Value
◦DSG Equity Value appreciation target of 25.0% was established for 2024. For this portion of the AIP, the Company defined DSG Equity Value using a multiple of 12 on pro-forma Adjusted EBITDA basis less net debt. DSG Equity Value is intended to measure the appreciation in the underlying value of the Company inclusive of free cash flow generation.

Compensation Performance Metrics (Gexpro Services Operating Company)

•Adjusted EBITDA
◦The Adjusted EBITDA target of $55.0 million was established based on planned 2024 Adjusted EBITDA. Actual 2024 Reg G EBITDA, including acquisition related costs, other non-recurring consulting fees, and severance, was $55.8 million. This amount was adjusted for legal fees not directly attributable to the ongoing operating activities and the Q4 acquisition of Tech-Component Resources Pte Ltd. The aggregate amount of all approved adjustments was an increase of $0.7 million resulting in an Adjusted EBITDA of approximately $56.5 million for 2024.

•Adjusted Net Sales
◦Adjusted Net Sales target of $445.3 million was established based on approved plans. 2024 Net Sales of $439.5 million with an aggregate adjustment down of $0.6 million for the Tech-Component Resources Pte Ltd acquisition which is not included in the original annual operating plan.

•Working Capital
◦Working capital target as a percent of sales of 27.9% was established based on the 2024 operating plan. Actual working capital as a percentage of sales achieved was 30.6%. Working capital is defined as trade accounts receivable plus inventory less trade accounts payable.

•DSG Equity Value
◦DSG Equity Value appreciation target of 25.0% was established for 2024. For this portion of the AIP, the Company defined DSG Equity Value using a multiple of 12 on pro-forma Adjusted EBITDA basis less net debt. DSG Equity Value is intended to measure the appreciation in the underlying value of the Company inclusive of free cash flow generation.

•Strategic Synergies
◦Strategic initiatives were established for 2024 approved plans to drive accelerated synergies across DSG, Gexpro Services, and Gexpro Services acquisitions to enhance profitability. Synergy budget of $5.7 million across all initiatives (Commercial, Sourcing, Operational) was met for 2024.

Compensation Performance Metrics (TestEquity Operating Company)

•Adjusted EBITDA
◦The Adjusted EBITDA target of $77.4 million was established based on planned 2024 Adjusted EBITDA. Actual 2024 Adjusted EBITDA was $55.5 million with an aggregate adjustment down of $0.8 million for the ConRes Test Equipment acquisition which is not included in the original annual operating plan.

•Adjusted Net Sales
◦The Net Sales target of $881.0 million was established based on planned 2024 Net Sales. Actual 2024 Net Sales was $770.4 million with an aggregate adjustment down of $0.8 million for the ConRes Test Equipment acquisition which is not included in the original annual operating plan.

•Working Capital
◦Working capital target as a percent of sales of 23.0% was established based on the 2024 operating plan. Actual quarterly-weighted working capital as a percentage of sales achieved was 23.2%. Working capital is defined as trade accounts receivable plus inventory less trade accounts payable.

•DSG Equity Value
◦DSG Equity Value appreciation target of 25.0% was established for 2024. For this portion of the AIP, the Company defined DSG Equity Value using a multiple of 12 on pro-forma Adjusted EBITDA basis less net debt. DSG Equity Value is intended to measure the appreciation in the underlying value of the Company inclusive of free cash flow generation.

2024 AIP Target Opportunity & Goal Weighting

Under the 2024 AIP, target opportunities as a percent of each NEO's salary were set as follows:

	2024 AIP Target		2024 AIP Goal Weighting
	Percent of Base Salary	Amount	Adjusted EBITDA	Adjusted Net Sales	Working Capital	DSG Enterprise Value	Strategic Synergies
J. Bryan King	—%	$—	—%	—%	—%	—%	—%
Ronald J. Knutson	80%	420,000	30%	30%	20%	20%	—%
Robert H. Connors	50%	205,000	25%	20%	20%	20%	15%
Russell S. Frazee	75%	318,750	40%	20%	20%	20%	—%
Cesar A. Lanuza	100%	600,000	30%	30%	20%	20%	—%
Compensation Performance Targets

The DSG operating companies, including Lawson, Gexpro Services, and TestEquity, utilized pre-established performance targets for their respective annual incentive plans in excess of 2023 operating company results. The Adjusted EBITDA, Adjusted Net Sales and Working Capital performance targets described below are based on each individual operating company.

Compensation Performance Targets (Lawson Operating Company)

The Lawson 2024 AIP financial performance targets, which were set at levels in excess of the actual 2023 Lawson results, were as follows (dollars in thousands):

	AIP Performance Targets
	Threshold	Target	Maximum
Adjusted EBITDA	$74,792	$83,102	$91,412
Payout Percentage	50%	100%	150%

Adjusted Net Sales	$545,652	$574,371	$603,292
Payout Percentage	50%	100%	150%

Working Capital	22.20%	21.70%	21.20%
Payout Percentage	50%	100%	150%

DSG Equity Value	20.00%	25.00%	35.00%
Payout Percentage	50%	100%	125%

Compensation Performance Targets (Gexpro Services Operating Company)
The Gexpro Services 2024 AIP financial performance targets, which were set at levels in excess of the actual 2023 Gexpro Services results, were as follows (dollars in thousands):

	AIP Performance Targets
	Threshold	Target	Maximum
Adjusted EBITDA	$49,489	$55,020	$60,522
Payout Percentage	50%	100%	125%

Adjusted Net Sales	$423,035	$445,300	$467,565
Payout Percentage	50%	100%	125%

Working Capital	29.70%	27.90%	26.10%
Payout Percentage	50%	100%	125%

DSG Equity Value	20.00%	25.00%	35.00%
Payout Percentage	50%	100%	125%

Strategic Synergies	N/A	$5.7	N/A
Payout Percentage	N/A	100%	N/A

Compensation Performance Targets (TestEquity Operating Company)
The TestEquity 2024 AIP financial performance targets, which were set at levels in excess of the actual 2023 TestEquity results, were as follows (dollars in thousands):

	AIP Performance Targets
	Threshold	Target	Maximum
Adjusted EBITDA	$69,929	$77,366	$81,234
Payout Percentage	50%	100%	125%

Adjusted Net Sales	$854,551	$880,980	$907,409
Payout Percentage	50%	100%	125%

Working Capital	23.50%	23.00%	22.50%
Payout Percentage	50%	100%	125%

DSG Equity Value	20.00%	25.00%	35.00%
Payout Percentage	50%	100%	125%

Compensation Performance Targets & Payout Percentages
The tables below represent the annual payout percentages for each operating company based on 2024 results compared to the pre-established performance metrics.
Compensation Performance Targets & Payout Percentages (Lawson Operating Company)
The 2024 AIP financial performance measure targets and payout percentages for the Lawson Operating Company were as follows (dollars in thousands):

		2024 AIP Performance Targets
	Actual Results	Threshold	Target	Maximum
Adjusted EBITDA	$59,086	$74,792	$83,102	$91,412
Payout Percentage	—%	50.0%	100.0%	150.0%

Adjusted Net Sales	$486,378	$545,652	$574,371	$603,292
Payout Percentage	—%	50.0%	100.0%	150.0%

Working Capital	23.9%	22.20%	21.70%	21.20%
Payout Percentage	—%	50.0%	100.0%	150.0%

DSG Equity Value	4.9%	20.00%	25.00%	35.00%
Payout Percentage	—%	50.0%	100.0%	125%

Compensation Performance Targets & Payout Percentages (Gexpro Services Operating Company)
The 2024 AIP financial performance measure targets and payout percentages for the Gexpro Services Operating Company were as follows (dollars in thousands):

		2024 AIP Performance Targets
	Actual Results	Threshold	Target	Maximum
Adjusted EBITDA	$56,476	$49,489	$55,020	$60,522
Payout Percentage	106.6%	50.0%	100.0%	125.0%

Adjusted Net Sales	$438,902	$423,035	$445,300	$467,565
Payout Percentage	85.7%	50.0%	100.0%	125.0%

Working Capital	29.90%	29.70%	27.90%	26.10%
Payout Percentage	—%	50.0%	100.0%	125.0%

DSG Equity Value	4.9%	20.00%	25.00%	35.00%
Payout Percentage	—%	50.0%	100.0%	125%

Strategic Synergies	$5,700	N/A	$5,700	N/A
Payout Percentage	100.0%	N/A	100.0%	N/A

Compensation Performance Targets & Payout Percentages (TestEquity Operating Company)
The 2024 AIP financial performance measure targets and payout percentages for the TestEquity Operating Company were as follows (dollars in thousands):

		2024 AIP Performance Targets
	Actual Results	Threshold	Target	Maximum
Adjusted EBITDA	$55,481	$69,929	$77,366	$81,234
Payout Percentage	—%	50.0%	100.0%	125.0%

Adjusted Net Sales	$770,395	$854,551	$880,980	$907,409
Payout Percentage	—%	50.0%	100.0%	125.0%

Working Capital	23.2%	23.50%	23.00%	22.50%
Payout Percentage	74.0%	50.0%	100.0%	125.0%

DSG Equity Value	4.90%	20.00%	25.00%	35.00%
Payout Percentage	—%	50.0%	100.0%	125%

Q4 EBITDA Incentive Program

Due to a number of factors, including softer overall economic conditions, continual sales transformation activities, slower recovery for test and measurement demand, and disruption to the government business facing the Company during 2024, we reassessed the total cash compensation program that had been previously approved by the Board for our broad-based employees and executives. Accordingly, the Board amended the compensation packages and award structure related to management's total cash compensation program as approved at the start of 2024 and established an opportunity to earn a portion of their opportunity based on the respective operating company performance against Adjusted EBITDA for the 4th quarter of 2024. This resulted in an additional payment of $19,922 to Mr. Frazee and is included in the 2024 AIP Payout table.

2024 AIP – Performance Results and AIP Bonus Payments

The actual financial results as compared to the performance goals resulted in 2024 AIP payouts equal to 0% for Messrs. Knutson and Lanuza, 58.8% for Mr. Connors, 21.1% for Mr. Frazee, and 12.2% of the aggregate target award opportunity for all NEOs. Upon the conclusion of the year, the Board assessed the performance of the NEO team and provided additional incentive payments to recognize their efforts in driving strategic initiatives, additional support provided to integrate acquisitions made during the year and to drive improved results in 2024. These payments are not included in the table below; however, the information is disclosed in the Summary Compensation Table on page 49.

	2024 AIP Payout
	Target Payout	Actual Payout
J. Bryan King (1)	$—	$—
Ronald J. Knutson	420,000	—
Robert H. Connors	205,000	120,501
Russell S. Frazee (2)	318,750	67,097
Cesar A. Lanuza	600,000	—
(1)    Mr. King is not an active participant in the AIP plan and does not accept cash incentives based on performance.
(2)    Mr. Frazee's 2024 AIP payout is inclusive of a payout of $19,922 under the Q4 EBITDA Incentive Program as described above.

Equity-Based Incentives/Long-Term Incentive Plan ("LTIP")

Equity-Based Incentives

In 2024, the primary focus of the long-term incentive program continued to focus on equity awards primarily granted in the form of non-qualified stock options that were significantly "out of the money" at grant and will only realize value in the event of significant appreciation in the Company's stock price. We also continue to utilize RSUs as a retention tool as appropriate. Senior executives leading the other operating companies prior to the merger date are entitled to equity-based incentives that are separate and apart from the equity awards described herein.

Our equity award program is the primary vehicle for offering long-term incentives to our NEOs and other eligible executives. We grant incentive equity awards pursuant to the Distribution Solutions Group, Inc. Equity Compensation Plan, as amended, which was last approved by our stockholders in 2022. We are increasingly emphasizing for our NEOs, and other eligible executives, the grant of non-qualified stock option awards, which have value only to the extent, if any, that our stock price increases following their grant. Accordingly, all equity awards granted to our NEOs after the strategic combination of DSG were in the form of non-qualified stock option awards, with the exception of an RSU grant to Mr. Knutson in 2023 and Mr. Lanuza in 2024, as described below. As a result, a significant portion of our NEOs’ total compensation is entirely at risk, depending on long-term stock price performance.

Mr. Lanuza Equity Grant

In addition to the non-qualified stock options granted as part of Mr. Lanuza’s employment agreement dated as of April 4, 2022, Mr. Lanuza was granted 100,000 RSUs on June 3, 2024. One-fifth of the award shall vest on each of June 3, 2025, June 3, 2026, June 3, 2027, June 3, 2028 and June 3, 2029 contingent upon Mr. Lanuza’s continued employment through each date. RSUs were granted to Mr. Lanuza as a retention incentive, which are aligned to the long-term interests of stockholders by rewarding him for the Company’s share price change.

Mr. Connors' Equity Incentives

Prior to the merger of Gexpro Services with the Company in 2022, Gexpro Services was controlled by 301 HW Opus Investors, LLC (“Gexpro Services Stockholder”), a portfolio company and affiliate of LKCM Headwater Investments III, L.P. (“HW3”). In connection with HW3’s acquisition of Gexpro Services in 2020, HW3 entered into an operating agreement for Gexpro Services Stockholder with, among others, members of Gexpro Services’ management team, including Mr. Connors. The operating agreement and other ancillary documents provided for the issuance of equity interests in Gexpro Services Stockholder to members of Gexpro Services’ management, which equity interests were subject to certain time-based and performance-based vesting hurdles. As of the date hereof, Mr. Connors has satisfied all of the time-based vesting hurdles associated with his equity grant. Mr. Connors' equity grant in Gexpro Services Stockholder is also subject to performance-based vesting hurdles, which vesting hurdles have not been satisfied to date. The performance-based vesting hurdles are tied to HW3 achieving certain investment returns based on multiples of invested capital in connection with any liquidity event or similar change-of-control transaction by Gexpro Services Stockholder. As a result of Gexpro Services' merger with the Company, Mr. Connors’ equity incentives are indirectly tied to the value of the Company’s common stock, as Gexpro Services Stockholder’s principal asset is the shares of Company common stock it received in connection with the merger, including the subsequent issuance of shares of Company common stock pursuant to the earnout provisions of the merger agreement. Any amounts ultimately paid by Gexpro Services Stockholder to its members, including HW3 and Mr. Connors, will not be borne by the Company’s stockholders as any such amounts will be paid by Gexpro Services Stockholder in accordance with the terms and provisions of its operating agreement.

Mr. Frazee's Equity Incentives

Prior to the merger of TestEquity with the Company in 2022, TestEquity was controlled by LKCM TE Investors, LLC (“TestEquity Stockholder”), a portfolio company and affiliate of LKCM Headwater Investments II, L.P. and LKCM Headwater II Sidecar Partnership, L.P. (collectively, “HW2”). In connection with HW2’s acquisition of TestEquity in 2018, HW2 entered into an operating agreement for TestEquity Stockholder with, among others, members of TestEquity’s management team, including Mr. Frazee. The operating agreement and other ancillary documents provided for the issuance of equity interests in TestEquity Stockholder to members of TestEquity’s management, which equity interests were subject to certain time-based and performance-based vesting hurdles. As of the date hereof, Mr. Frazee has satisfied the substantial majority of the time-based vesting hurdles associated with his equity grant. Mr. Frazee’s equity grant in TestEquity Stockholder is also subject to performance-based vesting hurdles, which vesting hurdles have not been satisfied to date. The performance-based vesting hurdles are tied to HW2 and other members of TestEquity Stockholder achieving in excess of a certain distribution threshold in connection with any liquidity event or similar change-of-control transaction by TestEquity Stockholder. As a result of TestEquity's merger with the Company, Mr. Frazee’s equity incentives are indirectly tied to the value of Company common stock, as TestEquity Stockholder’s principal asset is the shares of the Company common stock it received in connection with the merger, including the subsequent issuance of shares of Company common stock pursuant to the earnout provisions of the merger agreement. Any amounts ultimately paid by TestEquity Stockholder to its members, including HW2 and Mr. Frazee, will not be borne by the Company’s stockholders as any such amounts will be paid by TestEquity Stockholder in accordance with the terms and provisions of its operating agreement.

Benefits and Retirement Plans

The NEOs are eligible for both “standard” and “non-qualified” benefits. Standard benefits are generally available to all of our employees and in some cases are subject to favorable tax treatment. Our standard benefit plans cover such items as health insurance, life insurance, vacation, profit sharing and 401(k) retirement savings. NEOs and employees are required to contribute to offset a portion of the cost of certain plans. In contrast to our standard benefits plans, non-qualified plans are not generally available to all employees and are not subject to favorable tax treatment under the Code.

Non-qualified benefits available to Lawson executives include the opportunity to receive profit sharing and 401(k) matching contributions in excess of the 2024 IRS annual compensation limit of $345,000, but not to exceed their current base salary, as well as the opportunity for certain Lawson key employees to defer compensation in a deferred compensation plan. The Lawson deferred compensation plan allows participants to defer the receipt of compensation arising from cash or vested stock-based compensation until a later year from the year earned and, therefore, defer payment of income taxes into retirement years when their personal income and tax levels are generally lower. A feature of the Lawson deferred compensation plan allows participants to select a set of mutual funds for cash compensation deferrals, which are then tracked for growth. Lawson purchases life insurance policies which have been deposited into a rabbi trust to offset Lawson's deferred compensation liability. Participants in the plan are unsecured creditors of the Company.

The Company has broad-based, qualified profit-sharing and 401(k) plans available to the NEOs, along with other employees, to facilitate retirement savings. Along with other employees, the Company matches 100% of the first 3% and 50% of the next 2% of NEO contributions to the 401(k) plan. The Company does not offer any other post-retirement benefits to the CEO or other NEOs. For 2024, the Company did not make a profit-sharing contribution.

Perquisites

Generally, we do not provide any perquisites or other personal benefits to our named executive officers; however, each NEO is eligible to receive up to $1,000 annually for services incurred during the year for financial planning.

Chief Executive Officer Compensation

Overview

Historically, in developing compensation recommendations for our Chief Executive Officer, the Compensation Committee has sought both to appropriately reward our Chief Executive Officer’s previous and current contributions and to create incentives for our Chief Executive Officer to continue to contribute significantly to successful results in the future.

Mr. King has served as Chairman since March 18, 2019 and was elected President & CEO effective May 1, 2022. In conjunction with serving as our Chairman, Mr. King has contributed significantly and actively to the Company as a stockholder and board member since May 16, 2017.

Cash Compensation

Mr. King did not receive any base salary or non-equity incentive compensation for his services as President & CEO of the Company because he elected not to receive any form of cash compensation for his services.

Equity Compensation

Mr. King did not receive any equity compensation for his services as President & CEO of the Company because he elected not to receive any form of equity compensation for his services.

Pay vs. Performance Table

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last three completed calendar years. In determining the “compensation actually paid” to our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table ("SCT") in previous years, as the SEC’s valuation methods for this section differ from those required in the SCT. The table below summarizes compensation values both previously reported in our SCT, as well as the adjusted values required in this section for the 2022, 2023 and 2024 calendar years.

							Value of Initial Fixed $100 Investment Based on
Year	SCT Total for PEO (1)	Compensation Actually Paid to PEO (1)	SCT Total for PEO (2)	Compensation Actually Paid to PEO (2)	Average SCT Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (3)	Total Shareholder Return (4)	DSG Peer Group Total Shareholder Return (4)	Net Income (5)		Adjusted EBITDA (5)
2024	$—	$—	$—	$—	$1,390,124	$1,407,286	$125.6	$169.6	$(7,332)	(6)	$175,257	(6)
2023	—	—	—	—	1,990,077	4,474,898	115.3	126.9	(8,967)	(6)	157,036	(6)
2022	—	—	211,021	192,805	1,904,708	2,046,997	67.3	87.7	7,406	(7)	123,028	(7)
(1)    Represents Mr. King who was elected as PEO effective May 1, 2022. Mr. King does not receive any compensation in connection with his role.
(2)    Represents Mr. DeCata and his role as PEO through his resignation date effective May 1, 2022.
(3)    Represents the following NEOs for each year:
•2022: Messrs. Knutson and Lanuza.
•2023: Messrs. Knutson and Lanuza.
•2024: Messrs. Knutson, Connors, Frazee and Lanuza.
(4)    The values disclosed in this column represent the measurement period value of an initial investment of $100 in our units and the DSG Peer Group as of December 31, 2021, and then valued again on each of December 31, 2022, December 31, 2023 and December 31, 2024.The returns of each company in the peer group have been weighted to reflect their market capitalization.
(5)    Net income and Adjusted EBITDA are shown in $000s.
(6)    DSG consolidated operating results, including the results of acquisition activity subsequent to the date of acquisition.
(7)    Includes the operating results of TestEquity and Gexpro Services for the full year, as well as the operating results of Lawson subsequent, but not prior to the April 1, 2022 merger date, in accordance with GAAP accounting guidance for reverse acquisitions, as described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

PEO Summary Compensation Table Total to Compensation Actually Paid Reconciliation

As discussed, Mr. King does not receive any compensation from the Company in his role as President & CEO. As such, there is not a reconciliation to compensation actually paid.

Average Non-PEO Summary Compensation Table Total to Compensation Actually Paid Reconciliation

Year	Salary	Bonus and Non-Equity Incentive Compensation	Other Compensation (1)	SCT Table Total	Deductions from SCT Total (2)	Additions to SCT Total (3)	Compensation Actually Paid to Non-PEO NEOs
2024	$482,224	$52,024	$19,415	$1,390,124	$801,500	$818,662	$1,407,286
(1)    This column reflects “All Other Compensation” reported in the SCT for each year shown.
(2)    This column reflects the aggregate grant date fair value of equity-based awards granted each year as reported in the Stock Awards and SPR/Option Awards columns of the SCT for the applicable year, calculated in accordance with FASB ASC Topic 718. We do not sponsor or maintain any defined benefit pension plans and therefore, no deduction was made related to pension value.
(3)    This column reflects the value of equity-based awards calculated in accordance with Item 402(v) of Regulation S-K as required pursuant to SEC rules and based on the Company's closing stock price on December 31, 2024 (the last trading day of the year) of $34.40. Compensation actually paid is determined by taking the “Total Compensation” column amount from the SCT for each covered fiscal year and adjusting as follows for our PEO and Non-PEO Named Executive Officers, respectively. No adjustments are provided for Mr. King as PEO since he does not receive any compensation with respect to his service to the Company.

Adjustments to Determine Average Compensation Actually Paid for Non-PEO NEOs

Covered Fiscal Year	2024
Average SCT Total for Non-PEO NEOs	$1,390,124
Pension Adjustments (1)
Subtract “Change in Actuarial Present Value” reported in the SCT for the covered fiscal year	—
Add pension value attributable to covered fiscal year’s “service cost”	—
Add pension value attributable to the entire “prior service cost” of benefits granted (or credit for benefits reduced) in a plan amendment made in the covered fiscal year attributable to prior service periods	—
Equity Adjustments (2)
Subtract fair value (as of grant date) reported in the “Stock Awards” and “Option Awards” columns in the SCT for the covered fiscal year	801,500
Add fair value (as of end of year) of equity awards granted during the covered fiscal year that remain unvested as of year end	860,000
Add fair value (as of vesting date) of equity awards granted during the covered fiscal year that vest during the covered year	—
Add the change in fair value from the prior year-end to the covered fiscal year-end for equity awards granted in prior fiscal years that were outstanding and unvested at the end of the prior year	(45,348)
Add the change in fair value from the prior year-end to covered year-end for equity awards granted in prior fiscal years that vested during covered fiscal year	4,010
Subtract fair value (as of end of prior year) for equity awards granted in prior fiscal years that were forfeited during covered fiscal year	—
Add incremental fair value (as of modification date) of equity awards modified during covered fiscal year	—
Add dividends or other earnings paid on equity awards during covered fiscal year prior to vesting date of award that are not otherwise included in the total compensation for the covered fiscal year	—
Total Adjustments	$1,407,286

(1)    We do not sponsor or maintain any defined benefit pension plans and therefore, no adjustments were made related to pension value.
(2)    The fair value or incremental fair value of all incentive equity awards is determined in accordance with ASC 718, “Compensation – Stock Compensation.” The assumptions used for the fair value valuations in this table were completed using assumptions that did not differ materially from those assumptions used to determine the grant date fair value of our equity awards reflected in the Summary Compensation Table. In order to properly value the option awards using the Black-Scholes model we use for such grant date fair value, we made appropriate adjustments to the grant date assumptions to reflect changes in the historical and implied stock price volatility, expected life (including remaining vesting periods, remaining expiration periods and option gain levels), dividend yield and risk-free interest rates as of each measurement date. The value of outstanding performance-based awards in the covered fiscal year is based upon the probable outcome of the performance conditions as of the last day of the fiscal year.

As shown in the tables above, changes in the market price of our granted equity awards following the date of the grant impacts the level of compensation that is actually paid to the NEOs participating in the LTIP. To assist in understanding the changes in value of the equity awards reflected above, the following table reflects the value of one share of our common stock as of each of the following dates. If that date reflects a non-business day, the value reported is the last trading date of the applicable calendar year. As shown, the annual stock price appreciation from year-ending 2023 to 2024 is 9.0% and the 3-year appreciation from year-ending 2021 to 2024 is 25.6%.

$40.00
$30.00
$20.00
$10.00
$0.00
$27.38
$19.34
$18.43
$31.56
$34.40
12/31/2021 (1)(2)
4/1/2022 (1)(3)
12/31/2022 (1)
12/31/2023
12/31/2024

(1) Stock price reflects the post-Stock Split adjusted price level.
(2) Stock price reflects the Lawson year-end stock price prior to the DSG merger date.
(3) Stock price reflects the merger date of the operating companies that comprise DSG.

Required Tabular Disclosure of Most Important Measures to Determine FY 2024 CAP

The items listed below represent the most important measures used to determine CAP for 2024. While we utilize several financial performance measures to align executive compensation with the Company’s performance, not all of those measures are represented in the table below. For further information on these measures, see “Compensation Discussion and Analysis.”

Most Important Performance Measures
Adjusted EBITDA
Adjusted Net Sales
Working Capital
DSG Equity Value

Relationship between CAP and the Company's and the DSG Peer Group's Cumulative TSR over FY 2022 - 2024

CAP vs. Cumulative Company & Peer Group TSR
$5,000
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
Compensation Actually Paid (CAP, $000s)
$180.0
$160.0
$140.0
$120.0
$100.0
$80.0
$60.0
$40.0
$20.0
$-
Indexed Total Shareholder Return
$169.6
$126.9
$125.7
$115.3
$87.7
$67.3
2022
2023
2024
CAP to PEO
Avg. CAP to Other NEOs
Co. TSR
Peer Group TSR

Relationship between CAP and the Company’s Net Income over FY 2022 – 2024

The following graph depicts the relationship of the CAP received by our PEO and other NEOs in 2022, 2023 and 2024 to the Company’s Net Income.

CAP vs. Net Income
Compensation Actually Paid (CAP, $000s)
Net Income ($000s)
$5,000
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
$10,000
$8,000
$6,000
$4,000
$2,000
$0
($2,000)
($4,000)
($6,000)
($8,000)
($10,000)
$7,406
$(8,967)
$(7,332)
2022
2023
2024
CAP to PEO
Avg. CAP to Non-PEO NEOs
Net Income

Relationship between CAP and the Company’s Adjusted EBITDA over FY 2022 – 2024

The following graph depicts the relationship of the CAP received by our PEO and other NEOs in 2022, 2023 and 2024 to the Company’s Adjusted EBITDA.

CAP vs. Adjusted EBITDA
$5,000
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
Compensation Actually Paid (CAP, $000s)
$200,000
$180,000
$160,000
$140,000
$120,000
$100,000
$80,000
$60,000
$40,000
$20,000
$0
Adjusted EBITDA ($000s)
$123,028
$157,036
$175,257
2022
2023
2024
CAP to PEO
Avg. CAP to Non-PEO NEOs
Adjusted EBITDA

All information provided above under the “Pay vs. Performance Table” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

Other NEOs Granted Pay Opportunity, Realizable and Realized Compensation

The Summary Compensation Table on page 49 reports the grant date fair value of equity awards in accordance with ASC 718 measurement guidance – the “granted pay opportunity.” We believe that understanding the actual value of equity awards granted to our NEOs provides greater insight into the alignment with the Company’s retention and motivation objectives. The chart below illustrates the aggregate realizable and realized compensation for Messrs. Knutson and Lanuza over the three-year performance period and the 2024 realizable and realized compensation for Messrs. Connors and Frazee. Realizable compensation is lower than the granted pay opportunity due to a majority of the granted and outstanding awards consisting of non-qualified stock options that are "out of the money" and will only realize value in the event of further appreciation in the Company's stock price.

2022 - 2024 Other NEOs Granted, Realizable & Realized Compensation (1)
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
Value (in $000s)

	Granted Pay Opportunity (2)	Realizable (3)	Realized (4)
LTIP	7,047	6,170	1,092
AIP	3,305	2,259	2,259
Base Salary	3,872	3,872	3,872

(1) The 2022-2024 aggregate granted pay opportunity, realizable and realized compensation for Mr. Knutson covers the entire performance cycle, as well as from Mr. Lanuza's hire date of April 4, 2022 through December 31, 2024. The granted pay opportunity for Messrs. Connors and Frazee is based on 2024 compensation.
(2) In the chart above, “Granted Pay Opportunity” equals the sum of the three prior years (i.e., 2022-2024): (i) salary (as reported in the SCT on page 49), (ii) target award opportunity of AIP, and (iii) the grant date fair-value of LTIP awards as reported in the SCT.
(3) In the chart above, “Realizable Pay” equals the sum of the three prior years: (i) salary earned, (ii) AIP earned, and (iii) the value of all earned long-term incentive awards for the completed performance cycle, as well as unvested LTIP awards for the ongoing performance cycle. All unvested long-term incentive awards are valued based on our stock price as of December 31, 2024 (the last trading day of the year) of $34.40.
(4) In the chart above, “Realized Pay” equals the sum of the three prior years: (i) salary earned, (ii) AIP earned, and (iii) the value of all earned LTIP awards for the completed performance cycle.
(5) The chart above does not include the equity incentives granted to Messrs. Frazee and Connors described in the "Equity-Based Incentives/Long-Term Incentive Plan ("LTIP")" section.

Corporate Governance Practices Impacting Executive Compensation

The continued focus on our overall pay-for-performance philosophy is supported by the Company's compensation governance framework, which is demonstrated by the following policies:

•Anti-Hedging Policy - Our Anti-Hedging policy prohibits our directors, NEOs and other key executive officers from hedging the economic interest in the Company securities that they hold (as described in more detail under "Anti-Hedging Policy" on page 22).

•Clawback Policy - Our Clawback Policy protects the Company in the event that the Company is required to prepare an accounting restatement (as described in more detail under "Clawback Policy" on page 22).

•No Gross-Up on Change-in-Control Payments - We do not pay tax gross-ups for change in control ("CIC") payments under Code Section 280G.

•Independent Compensation Consultant - The Compensation Committee's engagement of an independent compensation consultant that does not provide any services to management and that had no prior relationship with management prior to the engagement.

•Compensation Practices Not Permitted:
◦A supplemental executive retirement plan (SERP);
◦Single-trigger golden parachute payments;
◦Perquisites for former or retired executives;
◦Personal use of corporate aircraft, personal security systems maintenance and/or installation, car allowance, or executive life insurance; and
◦Payments for cause terminations or resignations other than for good reason following a change-in-control.

Separation and Change-in-Control

Employment and Change-in-Control Agreements

Messrs. Lanuza and Knutson have employment agreements with Lawson as further described in the "Employment Agreements" section on page 46. Employment and change-in-control contracts help attract executives to work for the Company and its subsidiaries by protecting them from certain risks, such as position elimination in the event of a business reorganization or a change-in-control or sale of the Company or any of its subsidiaries. The executives or their heirs may receive benefits per the terms of their employment agreement in case of the executive's disability or death.

Tax & Accounting Considerations

Policy with Respect to Code Section 162(m)

Code Section 162(m) limits the Company's ability to deduct compensation paid in any given year to our “covered employees” (as defined by Section 162(m), generally, our current and former named executive officers) in excess of $1.0 million. Prior to the enactment of legislation commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”), Section 162(m) provided an exception from this deduction limit for certain forms of “performance-based compensation,” which included the gain recognized by covered employees upon the exercise of compensatory stock options and on the vesting of performance share awards. The TCJA repealed the performance-based compensation exemption under Section 162(m), effective for taxable years beginning after December 31, 2017, subject to certain transition relief. This repeal means that compensation paid to our covered employees in excess of the $1.0 million compensation limitation under Code Section 162(m) will not be deductible unless it qualifies for the limited transition relief applicable to certain arrangements in place as of November 2, 2017, commonly referred to as grandfathered amounts. While our Compensation Committee will continue to consider tax deductibility in determining executive compensation, the Compensation Committee will use its business judgment (as done from time to time in the past) when it is in our best interest to provide for compensation that may not be deductible.

Impact of Accounting Treatment

The Compensation Committee also considers the accounting treatment of the cash and equity awards in making decisions about the awards that the Company grants and maintains. The fair value of stock-based compensation, which includes equity incentives such as stock options, RSAs, RSUs and MSUs as well as cash-based SPRs, is measured in accordance with GAAP and is expensed over the applicable vesting period.

Code Sections 280G and 4999

Code Sections 280G and 4999 relate to a 20% excise tax that may be levied on a payment made to an executive as a result of a change-in-control (“CIC”) if the payment exceeds three times the executive's base earnings (as defined by Code Section 280G). The Company seeks to minimize the tax consequences that might arise under a potential CIC of DSG by limiting the amount of compensation that may be paid to an executive in such a circumstance. In the event the excise tax is triggered, the existing CIC agreements provide that the Company will reduce the CIC payment by the amount necessary so that the payment will not be subject to the excise tax, if this would result in the most beneficial outcome for the executive, net of all federal state and excise taxes. Should the Company not reduce the payment as noted, the existing agreements do not provide for any gross-up payment related to potential Code Section 280G excise taxes, which are the sole responsibility of the executive.

Report of the Compensation Committee

The Compensation Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the year ended December 31, 2024. Based on such review and discussion, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully Submitted by the Compensation Committee:

Bianca A. Rhodes (Chairperson)
I. Steven Edelson
Mark F. Moon
Robert S. Zamarripa

EMPLOYMENT AND COMPENSATION AGREEMENTS

Key terms of employment, including compensation, agreements currently in effect between the NEOs and the Company and its operating companies are summarized below.

Robert H. Connors

Mr. Connors is employed under an employment agreement dated as of December 30, 2019, as the President and Chief Executive Officer of Gexpro Services. Pursuant to the agreement, Mr. Connors is entitled to receive a base salary of $400,000 per annum and is eligible for future merit increases as appropriate. The base salary may be increased by the Compensation Committee of the Company's Board of Directors. Mr. Connors is employed on an "at will" basis, and his employment may be terminated at any time at the option of GexPro Services or Mr. Connors, on the terms and subject to the conditions set forth in the agreement. The agreement provides that he is eligible for a base salary and a performance-based annual incentive bonus.

In the event GexPro Services terminates Mr. Connors without Cause or if he terminates his employment for Good Reason (each as defined in the employment agreement), Mr. Connors (or if Mr. Connors dies while employed by the Company and prior to his attainment of age 65, his designated beneficiaries) will receive his then current base salary for one year and coverage under GexPro Services' health benefit plans for an additional one year following termination, at his or the beneficiaries’ cost.

Mr. Connors has agreed not to compete with GexPro Services, its subsidiaries and other entities in which GexPro Services and its subsidiaries have an ownership interest during the period of his employment and for a period of twelve months thereafter.

Mr. Connors is also a party to an equity incentive operating agreement entered into prior to the date of the Company's merger with Gexpro Services (the "Connors ME Agreement"). An overview of the Connors ME Agreement and the equity interests that Mr. Connors are entitled to are described in the CD&A.

Russell S. Frazee

Mr. Frazee is employed under an amended and restated employment agreement dated as of August 6, 2018, as the President and Chief Executive Officer of TestEquity. Pursuant to the agreement, Mr. Frazee is entitled to receive a base salary of $250,000 per annum and is eligible for future merit increases as appropriate. The base salary may be increased by the Compensation Committee of the Company's Board of Directors. Mr. Frazee is employed on an "at will" basis, and his employment may be terminated at any time at the option of TestEquity or Mr. Frazee, on the terms and subject to the conditions set forth in the agreement. The agreement provides that he is eligible for a base salary and a performance-based annual incentive bonus.

In the event TestEquity terminates Mr. Frazee without Cause or if he terminates his employment for Good Reason (each as defined in the employment agreement), Mr. Frazee will receive his then current base salary for six months, a pro rata bonus and coverage under TestEquity's health benefit plans until the earliest of: (i) six months after the date of his termination of employment; (ii) the date he is no longer eligible for benefits under COBRA; or (iii) the date he obtains other employment that offers medical benefits.

Mr. Frazee has agreed not to directly or indirectly solicit any employee who was employed by TestEquity or its subsidiaries for a period of twelve months or eighteen months depending upon the type of termination as defined within his agreement.

Mr. Frazee is also a party to an equity incentive operating agreement entered into prior to the date of the Company's merger with TestEquity (the "Frazee ME Agreement"). An overview of the Frazee ME Agreement and the equity interests that Mr. Frazee are entitled to are described in the CD&A.

Mr. Ronald J. Knutson

Mr. Knutson is employed under an employment agreement dated as of January 27, 2023, as the Executive Vice President and Chief Financial Officer of the Company and of Lawson. Pursuant to the agreement, Mr. Knutson is entitled to receive a base salary of $435,000 per annum and is eligible for future merit increases as appropriate. The base salary may be increased by the Compensation Committee of the Company's Board of Directors. Mr. Knutson is employed on an "at will" basis, and his employment may be terminated at any time at the option of Lawson or Mr. Knutson, on the terms and subject to the conditions set forth in the agreement. The agreement provides that he is eligible for a base salary, a performance-based annual incentive bonus, and certain equity awards granted in 2023, including stock options and RSUs.

In the event Lawson terminates Mr. Knutson without Cause, or if his employment is terminated due to his death or Disability, or if he terminates his employment for Good Reason (each as defined in the employment agreement), Mr. Knutson (or if Mr. Knutson dies while employed by Lawson and prior to his attainment of age 65, his designated beneficiaries) will receive his then current base salary for two years, accelerated vesting of all outstanding unvested stock options and RSUs granted, and coverage under Lawson's health benefit plans for an additional two years following termination, at his or the beneficiaries’ cost.

In the event of a Change in Control (as such term is defined in the Equity Plan), (i) all outstanding unvested stock options granted to Mr. Knutson shall vest 10 days prior to such Change in Control, (ii) all vested stock options shall become fully exercisable 10 days prior to such Change in Control, and (iii) if at the time of a Change in Control there are unexercised vested stock options, and the exercise price of the vested stock option is less than the price paid for a share of common stock in connection with the Change in Control, such stock options shall be cancelled, and Mr. Knutson will receive the value of such stock option between the exercise price and the per-share price received by other stockholders at the time of forfeiture. If at the time of a Change in Control the exercise price of a vested stock option equals or exceeds the price paid for a share of common stock in connection with the Change in Control, and Mr. Knutson has not exercised such vested stock option on or prior to the date of the Change in Control, such stock option shall be cancelled without the payment of consideration therefor. Mr. Knutson's agreement accounts for complying with Internal Revenue Code Section 280G.

Mr. Knutson has agreed not to compete with Lawson, its subsidiaries and other entities in which Lawson and its subsidiaries have an ownership interest during the period of his employment and for a period of eighteen months thereafter.

Mr. Cesar A. Lanuza

Mr. Lanuza is employed under an employment agreement dated as of April 4, 2022, as the President and Chief Executive Officer of Lawson. Pursuant to the agreement, Mr. Lanuza's base salary was set at $600,000. The base salary will be subject to periodic review by the Compensation Committee of the Company's Board of Directors and may be increased by the Compensation Committee at any time. Mr. Lanuza is employed on an "at will" basis, and his employment may be terminated at any time at the option of Lawson or Mr. Lanuza, on the terms and subject to the conditions set forth in the agreement. Pursuant to this agreement, Mr. Lanuza is eligible for a performance-based annual incentive opportunity as determined each year by the Company’s Board under the Lawson's Annual Incentive Plan, and he was awarded a grant of non-qualified stock options in connection with his employment.

In the event Lawson terminates Mr. Lanuza without Cause, or he terminates his employment for Good Reason (each as defined in the employment agreement), Mr. Lanuza will receive his then current base salary for two years and coverage under Lawson's health benefit plans for an additional two years following termination.

In the event of a Change in Control (as such term is defined in the Equity Plan), (i) all outstanding unvested stock options shall vest 10 days prior to such Change in Control, (ii) all vested stock options shall become fully exercisable 10 days prior to such Change in Control, and (iii) if at the time of a Change in Control there are unexercised vested stock options, and the exercise price of the vested stock option is less than the price paid for a share of common stock in connection with the Change in Control, such stock options shall be cancelled, and Mr. Lanuza will receive the value of such stock option between the exercise price and the per-share price received by other stockholders at the time of forfeiture. If at the time of a Change in Control the exercise price of a vested stock option equals or exceeds the price paid for a share of common stock in connection with the Change in Control, and Mr. Lanuza has not exercised such vested stock option on or prior to the date of the Change in Control, such stock option shall be cancelled without the payment of consideration therefor. Mr. Lanuza's agreement accounts for complying with Internal Revenue Code Section 280G.

In the event Mr. Lanuza’s employment is terminated due to his death or if Lawson terminates his employment due to his Disability (as defined in the employment agreement) Lawson shall have no obligation to Mr. Lanuza except that Lawson shall pay him any accrued compensation.

Mr. Lanuza has agreed not to compete with Lawson, its subsidiaries and other entities in which Lawson and its subsidiaries have an ownership interest during the period of employment and for a period of eighteen months after the effective date of his termination.

EXECUTIVE COMPENSATION

2024 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for the last three fiscal years awarded to or earned by individuals who served during 2024 as the Company's CEO and each of the Company's four other most highly compensated executive officers in 2024.

					SPR/	Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	Total ($)

J. Bryan King (7)	2024	—	—	—	—	—	—	—
Chairman, President and Chief Executive Officer	2023	—	—	—	—	—	—	—
	2022	—	—	—	—	—	—	—

Ronald J. Knutson	2024	493,125	40,000	—	—	—	25,110	558,235
Executive Vice President, Chief Financial Officer and Treasurer	2023	470,625	—	406,600	1,441,350	393,446	23,848	2,735,869
	2022	423,943	—	—	—	383,749	21,218	828,910

Robert H. Connors	2024	410,769	20,500	—	—	120,501	12,200	563,970
President and Chief Executive Officer, Gexpro Services	2023	—	—	—	—	—	—	—
	2022	—	—	—	—	—	—	—

Russell S. Frazee	2024	425,000	39,844	—	—	67,097	13,800	545,741
President and Chief Executive Officer, TestEquity	2023	—	—	—	—	—	—	—
	2022	—	—	—	—	—	—	—

Cesar A. Lanuza	2024	600,000	60,000	3,206,000	—	—	26,551	3,892,551
President and Chief Executive Officer, Lawson	2023	600,000	—	—	—	614,760	29,526	1,244,286
	2022	448,079	—	—	1,993,250	519,379	19,798	2,980,506
(1)    The amounts listed in this column represent the base salary paid to the NEOs in 2024.
(2)    The amounts listed represent discretionary bonus payments paid in 2025 to recognize their efforts in driving strategic initiatives, additional support provided to integrate acquisitions made during the year, and to drive improved results in 2024.
(3)    The amounts reported in this column for 2024 reflect the aggregate grant date fair value of RSUs awarded under the Distribution Solutions Group, Inc. Equity Compensation Plan, as amended, granted during 2024. The grant date fair value of the RSUs has been determined in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the RSUs, please see Note 10 to our consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
(4)    The amounts reported in this column represent the grant date fair value of nonqualified stock options under the Distribution Solutions Group, Inc. Equity Compensation Plan, as amended, granted during 2022 and 2023. The grant date fair value of the options has been determined in accordance with ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the options, please see Note 10 to our consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
(5)    Amounts represent AIP bonuses earned (rather than paid) in the respective year. The AIP bonuses awarded in 2024 reported above were paid out in 2025. For a discussion of our AIP, see the subsections of this proxy statement above entitled “Non-Equity (Annual) Incentive Plan ("AIP")”.
(6)    See All Other Compensation table for details regarding the amounts in this column for 2024.
(7)    Mr. King does not receive any compensation in connection with his roles of Chairman, President & CEO.

ALL OTHER COMPENSATION IN 2024

	Profit	401(k)	Deferred
	Sharing	Matching	Compensation	Disability
	Contribution	Contribution	Contributions	Insurance
Name and Principal Position	($)	($)(1)	($)(2)	($)(3)	Total ($)

J. Bryan King	—	—	—	—	—
Chairman, President and Chief Executive Officer

Ronald J. Knutson	—	13,800	6,825	2,670	25,110
Executive Vice President, Chief Financial Officer and Treasurer

Robert H. Connors	—	12,200	—	—	12,200
President and Chief Executive Officer, Gexpro Services

Russell S. Frazee	—	13,800	—	—	13,800
President and Chief Executive Officer, TestEquity

Cesar A. Lanuza	—	13,800	10,200	2,526	26,551
President and Chief Executive Officer, Lawson
(1)    The Company matches all plan participant contributions equal to 100% on the first 3% of the employee's contributions and 50% on the next 2% of contributions.
(2)    Lawson made a deferred compensation contribution of 4.00% of a participant's base salary in excess of the 2024 IRS annual compensation limit of $345,000 to all plan participants, including the NEOs as described above under the "Nonqualified Deferred Compensation" table.
(3)    Lawson provides individual disability insurance coverage for all Vice Presidents, Executive Vice Presidents and the CEO/President at a level above non-Executive employees.

GRANTS OF PLAN BASED AWARDS IN 2024

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock ($)

Named Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)

J. Bryan King (1)

Ronald J. Knutson
2024 AIP (2)		210,000	420,000	609,000

Robert H. Connors
2024 AIP (2)		102,500	205,000	248,563

Russell S. Frazee
2024 AIP (2)		159,375	318,750	398,438

Cesar A. Lanuza
2024 AIP (2)		300,000	600,000	870,000
2024 RSU Grant (3)	6/3/2024				100,000	3,206,000
(1)    Mr. King is not an active participant in the AIP plan and does not accept cash incentives based on performance.
(2)    Reflects potential awards under the 2024 AIP. These awards were paid in February 2025 for Lawson and March 2025 for TestEquity and Gexpro Services.
(3)    RSUs were granted to Mr. Lanuza as a retention incentive which are aligned to the long-term interests of stockholders by rewarding him for Lawson's share price change.

Narrative Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

See above for a detailed summary of our “Annual Incentive Plan” and “Equity-Based Incentives/Long-Term Incentive Plan ("LTIP")”, including the general vesting conditions applicable to Mr. Lanuza’s stock option award. For a description of the effect of a termination of employment or change of control on the vesting or exercisability of the NEOs’ incentives, please see “Summary Table of Potential Payments Upon Termination or Change in Control.”

OUTSTANDING EQUITY AWARDS ON DECEMBER 31, 2024

	Stock Performance Rights and Stock Option Awards (1)					Stock Awards
	Number of Securities Underlying Unexercised Options/SPRs		Options/SPR Exercise Price ($)		Options/ SPR Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(2)

Named Executive Officer	Exercisable (#)	Unexercisable (#)

J. Bryan King (3)

Ronald J. Knutson	17,484	—	12.35	(4)	12/31/2025
	10,034	—	15.27	(5)	12/31/2026
	38,400	57,600	27.50	(6)	1/27/2033
	12,000	18,000	40.00	(6)	1/27/2033
	24,000	36,000	55.00	(6)	1/27/2033
	24,000	36,000	70.00	(6)	1/27/2033
				(7)		12,000	412,800

Robert H. Connors (3)

Russell S. Frazee (3)

Cesar A. Lanuza	40,000	160,000	27.50	(8)	4/12/2032
	20,000	30,000	40.00	(8)	4/12/2032
	40,000	60,000	55.00	(8)	4/12/2032
	40,000	60,000	70.00	(8)	4/12/2032
				(9)		100,000	3,440,000
(1)    The data in these columns includes SPR grants, which have similar characteristics to options as they are tied to performance of the Company’s stock price but are settled in cash upon exercise.
(2)    RSUs are reflected at the closing stock price at December 31, 2024 (the last trading day of the year) of $34.40.
(3)    Messrs. King, Connors and Frazee do not have any outstanding equity awards payable by the Company as of December 31, 2024.
(4)    Represents the SPRs granted on 1/8/18 as part of the 2018-2020 LTIP, which vested on 12/31/2020.
(5)    Represents the SPRs granted on 3/5/19 as part of the 2019-2021 LTIP, which cliff vest on 12/31/2021 subject to the recipient’s continued employment with the Company.
(6)    Mr. Knutson was awarded an option to purchase 246,000 shares of Company common stock in connection with his employment agreement dated January 27, 2023. The options were granted as follows: (a) 96,000 of the options have an exercise price of $27.50, (b) 30,000 of the options have an exercise price of $40.00, (c) 60,000 of the options have an exercise price of $55.00 and (d) 60,000 of the options have an exercise price of $70.00. One-fifth of each tranche of options vest and became exercisable on the first, second, third, fourth and fifth anniversaries of the grant date.
(7)    Represents the RSUs granted on 1/27/23 as part of Mr. Knutson's employment agreement, which vest in one-fifth increments on the following dates: 1/27/2024, 4/1/2024, 4/1/2025, 4/1/2026 and 4/1/2027.
(8)    Mr. Lanuza was awarded an option to purchase 450,000 shares of Company common stock in connection with his employment agreement dated April 4, 2022. The options were granted as follows: (a) 200,000 of the options have an exercise price of $27.50, (b) 50,000 of the options have an exercise price of $40.00, (c) 100,000 of the options have an exercise price of $55.00 and (d) 100,000 of the options have an exercise price of $70.00. One-fifth of each tranche of options vest and became exercisable on the first, second, third, fourth and fifth anniversaries of the grant date.
(9)    Represents the RSUs granted on 6/3/24 to Mr. Lanuza, which vest annually in one-fifth increments starting on the first anniversary date of the grant.

SPR/OPTION EXERCISES AND STOCK VESTED IN 2024

The following table represents the number of SPRs exercised in 2024, as well as the number of shares acquired in 2024 upon vesting related to Mr. Knutson's January 27, 2023 award agreement.

	SPR Awards		Stock Awards
Named Executive Officer	Number of shares acquired on vesting (#)	Value realized on exercise ($) (1)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (2)

J. Bryan King	—	—	—	—

Ronald J. Knutson	15,966	369,852	8,000	268,520

Robert H. Connors	—	—	—	—

Russell S. Frazee	—	—	—	—

Cesar A. Lanuza	—	—	—	—
(1)    Represents the aggregate dollar value realized upon exercise of SPRs
(2)    Represents the aggregate dollar value realized upon vesting of the RSU awards related to Mr. Knutson's January 27, 2023 award agreement, 4,000 shares vested on each of January 27, 2024 and April 1, 2024 respectively.

NON-QUALIFIED DEFERRED COMPENSATION

Under the Lawson executive deferral plan, certain executives, including the Lawson NEOs, may defer portions of their base salary, bonus, and LTIP award amounts. Deferral elections are made by eligible executives by the end of the year proceeding the plan year for which the election is made. A Lawson executive may defer a minimum of $2,000 aggregate of base salary, bonus and/or LTIP award. The maximum deferral amount for any plan year is 80% of base salary, 100% of bonus and 100% of LTIP amounts. Lawson also makes a contribution to the 2004 Deferral Plan equal to the amount the executives, including NEOs, would have received under the applicable tax-qualified 401(k) plan, but for Internal Revenue Code limits.

The investment options available to an executive include funds generally similar to or as available through its qualified retirement plan. Lawson does not provide for any above market return for participants in the 2004 Executive Deferral Plan.

A Lawson executive may elect to receive distributions under three scenarios, receiving benefits in either a lump sum or in annual installments up to five years in the event of termination and up to fifteen years in the event of death or disability. Upon demonstrating an unforeseeable financial emergency and receipt of approval from the Compensation Committee, a Lawson executive may interrupt deferral or be allowed to access funds in his deferred compensation account.

Named Executive Officer	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(3)

J. Bryan King	—	—	—	—	—

Ronald J. Knutson	8,000	6,825	361,225	—	3,187,155

Robert H. Connors	—	—	—	—	—

Russell S. Frazee	—	—	—	—	—

Cesar A. Lanuza	—	10,200	795	—	29,634
(1)    Represents contributions in 2025 pertaining to 2024 earnings.
(2)    Represents profit sharing and 401(k) contributions in excess of the 2024 IRS annual compensation limit of $345,000.
(3)    Amounts reported at the beginning of the fiscal year were $0, $2,811,105, $0, $0 and $18,639 for Messrs. King, Knutson, Connors, Frazee and Lanuza.

Defined Benefit Plans

We do not maintain or contribute to any defined benefit pension plans or supplemental executive retirement plans for our NEOs.

Policies and Practices Related to the Grant of Certain Equity Awards

We do not time the grant of equity awards in coordination with the release of material non-public information, and the release of material non-public information is not timed on the basis of option or other equity grant dates. Our equity awards are granted under a stockholder-approved plan and stock purchase rights and stock options are granted at an exercise price at or above the closing market price of the Company’s common stock on the date of grant.

SUMMARY TABLE OF POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table outlines potential payments to our NEOs under existing contracts, agreements, plans or arrangements for various scenarios under termination or a CIC, assuming a December 31, 2024 termination date and the closing price of our common stock of $34.40 on that date. The termination benefits are further described in the foregoing Compensation Agreements section. Payments to Messrs. Knutson and Lanuza may be reduced if it would result in the imposition of an excise tax under Code Section 280G and the reduction would result in the NEO receiving a greater amount net of tax payment. The actual amounts payable can only be calculated at the time of the event. This table only reflects amounts with respect to contracts and agreements that are beyond those benefits generally available to all salaried employees. In addition, upon termination, payments due to executives include distribution of any balance in the Lawson deferred compensation plan, any accrued and unpaid vacation and all other benefits that have been accrued but not yet paid.

In order for the NEOs to receive the acceleration of benefits listed below upon a CIC, termination of employment is required within a designated time period after the occurrence of a CIC. This approach is commonly referred to as a "double trigger" acceleration upon a CIC.

Named Executive Officer	Termination After a Change of Control	Termination Without Cause by DSG	Voluntary Termination for Good Reason by Executive	Death	Disability

J. Bryan King (1)

Ronald J. Knutson (2)(3)
Base Salary	$1,050,000	$1,050,000	$1,050,000	$1,050,000	$1,050,000
Annual Incentive Plan	—	—	—	—	—
2023 RSUs (4)	412,800	412,800	412,800	412,800	412,800
2023 Options (5)	397,440	99,541	99,541	99,541	99,541
Medical Benefits	32,162	32,162	32,162	32,162	32,162
Cutback Deduction (6)	—	—	—	—	—
Total	$1,892,402	$1,594,503	$1,594,503	$1,594,503	$1,594,503

Robert H. Connors (7)
Base Salary	$440,000	$440,000	$440,000	$—	$—
Annual Incentive Plan	—	—	—	—	—
Medical Benefits	—	—	—	—	—
Cutback Deduction	—	—	—	—	—
Total	$440,000	$440,000	$440,000	$—	$—

Russell S. Frazee (8)
Base Salary	$212,500	$212,500	$212,500	$—	$—
Annual Incentive Plan	—	—	—	—	—
Medical Benefits	7,308	7,308	7,308	—	—
Cutback Deduction	—	—	—	—	—
Total	$219,808	$219,808	$219,808	$—	$—

Cesar A. Lanuza (2)(9)
Base Salary	$1,200,000	$1,200,000	$1,200,000	$—	$—
Annual Incentive Plan	—	—	—	—	—
2023 Options (5)	828,000	199,082	—	199,082	199,082
2024 RSUs (4)	3,440,000	464,510	—	464,510	464,510
Medical Benefits	46,023	46,023	46,023	0	0
Cutback Deduction (6)	(560,952)	—	—	—	—
Total	$4,953,071	$1,909,614	$1,246,023	$663,592	$663,592
(1) Mr. King does not receive any compensation in connection with his roles of Chairman, President & CEO.
(2) Termination payment does not include the payouts of deferred compensation of $3,187,155 and $29,634 due to Messrs. Knutson and Lanuza, respectively. These amounts are discussed above under the caption “Nonqualified Deferred Compensation”.
(3) Pursuant to Mr. Knutson's employment agreement, severance includes two (2) times his 2024 salary, full acceleration of outstanding equity, and two (2) years of benefits continuance.
(4) The value of accelerated RSUs are based on the Company's stock price as of December 31, 2024 ($34.40).
(5) Calculated as the number of unvested options multiplied by the spread between the Company's stock price as of December 31, 2024 ($34.40) and the exercise prices of the outstanding awards.
(6) Pursuant to the "better of" net payment terms upon a CIC in their respective employment agreements, Mr. Knutson would receive a full payment net of all taxes without a cut-back to preclude Sec. 4999 excise taxes. Mr. Lanuza would receive a payment cut-back to preclude Sec. 4999 excise taxes.
(7) Pursuant to Mr. Connors' employment agreement, severance includes one (1) times his 2024 salary and one (1) year of benefits continuance.

(8) Pursuant to Mr. Frazee's employment agreement, severance includes six (6) months of his 2024 salary and six (6) months of benefits continuance.
(9) Pursuant to Mr. Lanuza's employment agreement, severance includes two (2) times his 2024 salary, full acceleration of outstanding equity, and two (2) years of benefits continuance.

PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2024, our last completed fiscal year:

•The annual total compensation of the median employee of our company (other than our CEO) was $67,605; and
•As previously discussed, Mr. King does not receive any compensation in connection with his roles of Chairman, President & CEO
Based on this information, for 2024 the pay ratio of the annual total compensation of Mr. King, our CEO, to the annual total compensation of our median employee was 0 to 1, as Mr. King does not receive any compensation in connection with his roles of Chairman, President & CEO.

In determining the annual total compensation of our median employee, we took the following steps:

(1) We determined that, as of December 31, 2024, our combined workforce included approximately 4,400 individuals, comprised of approximately 1,610 in sales and marketing, approximately 1,880 in operation and distribution and approximately 860 in management and administration. Approximately 1,740 individuals are within Lawson, 1,160 are within TestEquity, 740 are within Gexpro Services, and 710 are within Canada Branch Division.

a.We selected December 31, 2024, which is within the last three months of 2024, as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient manner.

(2) To identify the “median employee” from our employee population, we compared the amount of base salary, bonus, paid time off, overtime, 401(k) Company contributions, profit sharing contributions and non-qualified deferred compensation Company contributions, as reflected in our payroll records for 2024.

a.In making this determination, we annualized the compensation of any full-time employee who was hired in 2024 but did not work for us for the entire fiscal year.

Since we do not widely distribute annual equity awards to our employees, such awards were excluded from our compensation measure. Less than 1% of our employees receive equity awards.

(3) We identified our median employee using this total cash compensation measure, which was consistently applied to all our employees included in the calculation. Compensation paid in foreign currencies were converted to US dollars based on the average exchange rate in effect during the 2024 calendar year.

(4) Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $67,605.

There has been no change in our employee population or employee compensation arrangements since that median employee was identified that we believe would significantly impact our pay ratio disclosure.

DIRECTOR COMPENSATION IN 2024

Director Compensation

The Compensation Committee is responsible for reviewing director compensation and making adjustments to the structure when necessary to reflect material changes to the complexity of the Company. The Company's non-employee directors are eligible to receive an annual cash retainer of $75,000 (paid on a quarterly basis) for participating in the Board and Board committee meetings. Our non-employee directors also received a regular cycle annual RSU grant with a grant date fair value of $125,000 that cliff-vests upon the one-year anniversary of the date of grant. Directors' travel expenses for attending meetings are reimbursed by the Company. The Compensation Committee meets annually to review and approve director compensation. Director fees are pro-rated for periods of service less than a full year.

The independent Lead Director and the Chairpersons of the respective Board committees are also eligible for cash retainers as follows:

Committee Chairperson	Additional Cash Retainer ($)

Independent Lead Director	50,000
Audit	25,000
Compensation	20,000
Nominating and Corporate Governance	10,000
The members of the respective Board committees are also eligible for the additional cash retainers as follows:

Committee Member	Additional Cash Retainer ($)

Audit	10,000
Compensation	7,500
Nominating and Corporate Governance	5,000

Special Committee Compensation

A Special Committee of the Board was established in 2021 to assist in the merger of various entities into the formation of DSG. In consideration of the time and effort that was required of the members of the Special Committee in evaluating the merger, including such matters as negotiating the terms and conditions of the merger agreement, and compliance with pertinent regulatory guidance, it was determined that each member of the Special Committee would receive an aggregate one-time payment as described below for service on the Special Committee. The compensation was not contingent upon the completion of the merger or any other transaction. No other meeting fees or other compensation (other than reimbursement for reasonable and documented out-of-pocket expenses incurred in connection with their service on the Special Committee) was paid in 2024 to the members of the Special Committee in connection with their service on the Special Committee.

Director	One-Time Payment ($)

Andrew B. Albert	75,000
I. Steven Edelson	75,000
Lee S. Hillman	300,000

Director Compensation Table

The following table shows compensation earned in 2024 by non-employee directors.

Director	2024 Fees Earned or Paid in Cash ($)	2024 Stock Awards ($) (1)	2024 Total ($)

Andrew B. Albert (2)	122,500	—	122,500
I. Steven Edelson	162,500	125,000	287,500
Lee S. Hillman	470,000	125,000	595,000
J. Bryan King (3)	—	—	—
Mark F. Moon	92,500	125,000	217,500
Bianca A. Rhodes	90,000	125,000	215,000
M. Bradley Wallace (4)	—	—	—
Robert S. Zamarripa	92,500	125,000	217,500

(1)    Represents the grant date fair value of the RSUs under the Distribution Solutions Group, Inc. Equity Compensation Plan, as amended, for 2024 board service. The grant date fair value of the RSUs has been determined in accordance with ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the RSUs, please see Note 10 to our consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. As of December 31, 2024, each of our non-employee directors held 3,465 unvested RSUs, with the exception of J. Bryan King and M. Bradley Wallace, who did not receive any RSUs for their 2024 board service.
(2)    As previously disclosed, Mr. Albert did not stand for reelection at the 2024 Annual Meeting and his service as a member of the Board of Directors concluded on May 23, 2024.
(3)    J. Bryan King waived his right to the regular cycle annual RSU grant for 2024, as well as any director fees for 2024.
(4)    M. Bradley Wallace waived his right to the regular cycle annual RSU grant for 2024, as well as any director fees for 2024.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s policy regarding related party transactions is outlined in the Code of Business Conduct which is applicable to all employees and sales representatives and is available on our website at www.distributionsolutionsgroup.com in the investor relations corporate governance section. Additionally, all directors and senior officers of the Company must complete an annual questionnaire in which they are required to disclose in writing any related party transactions.

The Company’s policy is for all transactions between the Company and any related person to be promptly reported to the Company’s Secretary and General Counsel who will gather the relevant information about the transaction and present the information to the Audit Committee. The Audit Committee then determines whether the transaction is a material related party transaction to be presented to the Board of Directors. The Board of Directors then approves, ratifies, or rejects the transaction. A majority of the members of the Company’s Board of Directors and a majority of independent and disinterested directors must approve the transaction for it to be ratified. The Board of Directors only approves those proposed transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders.

Business Combinations of TestEquity and Gexpro Services with the Company

On December 29, 2021, the Company entered into:

•an Agreement and Plan of Merger (the “TestEquity Merger Agreement”) by and among (i) LKCM TE Investors, LLC, a Delaware limited liability company (the “TestEquity Equityholder”), (ii) TestEquity Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of the TestEquity Equityholder (“TestEquity”), (iii) the Company and (iv) Tide Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub 1”), pursuant to the terms and subject to the conditions of which the parties agreed, among other things, that Merger Sub 1 would merge with and into TestEquity, with TestEquity surviving the merger as a wholly-owned subsidiary of the Company (the “TestEquity Merger”); and

•an Agreement and Plan of Merger (the “Gexpro Services Merger Agreement” and, together with the TestEquity Merger Agreement, the “Merger Agreements”) by and among (i) 301 HW Opus Investors, LLC, a Delaware limited liability company (the “Gexpro Services Stockholder”), (ii) 301 HW Opus Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Gexpro Services Stockholder (“Gexpro Services”), (iii) the

Company and (iv) Gulf Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub 2”), pursuant to the terms and subject to the conditions of which the parties agreed, among other things, that Merger Sub 2 would merge with and into Gexpro Services, with Gexpro Services surviving the merger as a wholly-owned subsidiary of the Company (the “Gexpro Services Merger” and, together with the TestEquity Merger, the “Mergers”).

On April 1, 2022 (the “Closing Date”), the TestEquity Merger was consummated pursuant to the TestEquity Merger Agreement and the Gexpro Services Merger was consummated pursuant to the Gexpro Services Merger.

As of April 2, 2025, entities affiliated with LKCM and J. Bryan King, including private investment partnerships for which LKCM serves as investment manager, owned a majority of the ownership interests in the TestEquity Equityholder (which in turn owned all of the outstanding equity interests of TestEquity as of immediately prior to the completion of the TestEquity Merger, and which received all of the shares of Company common stock issued in connection with the TestEquity Merger). As of the Closing Date, each of J. Bryan King and Mark F. Moon (who are members of the Company’s board of directors and nominees for re-election as a director at the Annual Meeting) was a director of the TestEquity Equityholder. In addition, as of the Closing Date and as of March 30, 2024, each of Mark F. Moon and Russell S. Frazee (who is the Chief Executive Officer of TestEquity) held a direct or indirect equity interest in the TestEquity Equityholder.

Prior to the Merger of TestEquity with the Company in 2022, TestEquity was controlled by the TestEquity Stockholder, a portfolio company and affiliate of LKCM Headwater Investments II, L.P. and LKCM Headwater II Sidecar Partnership, L.P. (collectively, “HW2”). In connection with HW2’s acquisition of TestEquity in 2018, HW2 entered into an operating agreement for the TestEquity Stockholder with, among others, members of TestEquity’s management team, including Mr. Frazee. The operating agreement and other ancillary documents provided for the issuance of equity interests in the TestEquity Stockholder to members of TestEquity’s management, which equity interests were subject to certain time-based and performance-based vesting hurdles. As of April 2, 2025, Mr. Frazee has satisfied the substantial majority of the time-based vesting hurdles associated with his equity grant. Mr. Frazee’s equity grant in the TestEquity Stockholder is also subject to performance-based vesting hurdles, which vesting hurdles have not been satisfied to date. The performance-based vesting hurdles are tied to HW2 and other members of the TestEquity Stockholder achieving in excess of a certain distribution threshold in connection with any liquidity event or similar change-of-control transaction by the TestEquity Stockholder. As a result of the TestEquity Merger, Mr. Frazee’s equity incentives are indirectly tied to the value of Company common stock, as the TestEquity Stockholder’s principal asset is the shares of Company common stock it received in connection with the TestEquity Merger, including the subsequent issuance of shares of Company common stock issued in connection with the earnout provisions of the TestEquity Merger Agreement. Any amounts ultimately paid by the TestEquity Stockholder to its members, including HW2 and Mr. Frazee, will not be borne by the Company’s stockholders, however, as any such amounts will be paid by the TestEquity Stockholder in accordance with the terms and provisions of its operating agreement.

As of April 2, 2025, entities affiliated with LKCM and J. Bryan King, including private investment partnerships for which LKCM serves as investment manager, owned a majority of the ownership interests in the Gexpro Services Stockholder (which in turn owned all of the outstanding stock of Gexpro Services as of immediately prior to the completion of the Gexpro Services Merger, and which received all of the shares of Company common stock issued in connection with the Gexpro Services Merger). In addition, as of the Closing Date and as of March 30, 2024, Robert H. Connors (who is the President and Chief Executive Officer of Gexpro Services) held a direct or indirect equity interest in Gexpro Services Stockholder.

Prior to the Merger of Gexpro Services with the Company in 2022, Gexpro Services was controlled by Gexpro Services Stockholder, a portfolio company and affiliate of LKCM Headwater Investments III, L.P. (“HW3”). In connection with HW3’s acquisition of Gexpro Services in 2020, HW3 entered into an operating agreement for Gexpro Services Stockholder with, among others, members of Gexpro Services’ management team, including Mr. Connors. The operating agreement and other ancillary documents provided for the issuance of equity interests in Gexpro Services Stockholder to members of Gexpro Services’ management, which equity interests were subject to certain time-based and performance-based vesting hurdles. As of the date hereof, Mr. Connors has satisfied all of the time-based vesting hurdles associated with his equity grant. Mr. Connors equity grant in Gexpro Services Stockholder is also subject to performance-based vesting hurdles, which vesting hurdles have not been satisfied to date. The performance-based vesting hurdles are tied to HW3 achieving certain investment returns based on multiples of invested capital in connection with any liquidity event or similar change-of-control transaction by Gexpro Services Stockholder. As a result of the Gexpro Services Merger, Mr. Connors’ equity incentives are indirectly tied to the value of Company common stock, as Gexpro Services Stockholder’s principal asset is the shares of Company common stock it received in connection with the Gexpro Services Merger, including the subsequent issuance of shares of Company common stock pursuant to the earnout provisions of the Gexpro Services Merger Agreement. Any amounts ultimately paid by Gexpro Services Stockholder to its members, including HW3 and Mr. Connors, will not be borne by the Company’s stockholders, however, as any such amounts will be paid by Gexpro Services Stockholder in accordance with the terms and provisions of its operating agreement.

Additional Information about Certain Beneficial Owners of Company Common Stock

J. Bryan King is the Chairman of the Board of Directors of the Company. J. Bryan King has also served as President and Chief Executive Officer of the Company since May 1, 2022. For additional information about the beneficial ownership of Company common stock by LKCM and J. Bryan King, and their affiliated entities holding such shares of Company common stock, see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.” As a result of such beneficial ownership, LKCM and J. Bryan King are able to exercise significant control over the election of directors to the Board of Directors of the Company and the vote on all other matters submitted to a vote of the Company’s stockholders. M. Bradley Wallace, who became a director of the Company upon his election at the Company’s 2023 annual stockholders meeting on May 19, 2023, is a Founding Partner of LKCM Headwater Investments, the private capital investment group of LKCM.

Registration Rights Agreement

In connection with the consummation of the Mergers, the Company, the TestEquity Equityholder and the Gexpro Services Stockholder entered into a Registration Rights Agreement, dated as of April 1, 2022 (the “Registration Rights Agreement”), pursuant to which, among other things, the Company has agreed to register for resale, subject to the terms and conditions set forth therein, any and all Registrable Securities.

“Registrable Securities” means any and all (i) shares of Company common stock beneficially owned by the Demand Stockholders (as defined below) and (ii) other equity securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (i) by way of conversion or exchange thereof or share dividend or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization. “Demand Stockholders” means the TestEquity Equityholder, the Gexpro Services Stockholder and their respective transferees that become parties to the Registration Rights Agreement pursuant to the terms set forth in the Registration Rights Agreement.

The Registration Rights Agreement provides that, subject to the terms and conditions thereof, and subject to the availability of Form S-3 to the Company, any Demand Stockholder may require the Company to file one or more Form S-3 registration statements, providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale, from time to time, of an amount of Registrable Securities then held by such Demand Stockholder that equals or is greater than the Registrable Amount. “Registrable Amount” means an amount of Registrable Securities having an aggregate value of at least $5 million (based on the anticipated offering price (as reasonably determined in good faith by the Company)), without regard to any underwriting discount or commission, or such lesser amount of Registrable Securities as would result in the disposition of all of the Registrable Securities beneficially owned by the applicable Demand Stockholders; provided, that such lesser amount shall have an aggregate value of at least $2 million (based on the anticipated offering price (as reasonably determined in good faith by the Company)), without regard to any underwriting discount or commission.

The Registration Rights Agreement also provides that, if the Company is ineligible under law to register Registrable Securities on a registration statement on Form S-3 or is so eligible but has failed to comply with its obligations described in the prior paragraph, any Demand Stockholders will be entitled to make no more than four (4) written requests of the Company for registration under Securities Act of an amount of Registrable Securities then held by such requested Demand Stockholders that equals or is greater than the Registrable Amount. In addition, the Registration Rights Agreement entitles the Demand Stockholders, subject to the terms and conditions set forth therein, to certain “piggyback” registration rights in connection with other registrations by the Company of any shares of Company common stock under the Securities Act, subject to certain exceptions.

The Registration Rights Agreement provides that any particular securities constituting Registrable Securities will cease to be Registrable Securities when they (i) have been effectively registered or qualified for sale by prospectus filed under the Securities Act and disposed of in accordance with the registration statement covering such securities, or (ii) may be sold pursuant to Rule 144 under the Securities Act without regard to volume limitations or other restrictions on transfer thereunder.

The Registration Rights Agreement also provides that the registration rights granted thereunder will terminate, as to any holder of Registrable Securities, on the earlier to occur of (a) the date on which all Registrable Securities held by such holder have been disposed of, or (b) the date on which all Registrable Securities held by such holder may be sold without registration in compliance with Rule 144 without regard to volume limitations or other restrictions on transfer thereunder.

Principal Executive Office Lease

In connection with the Company’s headquarters move to Fort Worth, Texas in 2023, the Company has been utilizing office space in a building that is leased by LKCM. The Company is not charged any rent or other amounts for the use of the office space.

Consulting Services

Subsequent to the Mergers, individuals employed by LKCM Headwater Operations, LLC, a related party of LKCM, have provided the Company with certain consulting services in order to identify cost savings, revenue enhancements and operational synergies of the combined companies. As of December 31, 2024, an expense of $1.2 million was recorded within Selling, general and administrative expenses within the Consolidated Statements of Operations and Comprehensive Income (Loss), reflecting expenses incurred for these consulting services.

FEES BILLED TO THE COMPANY BY GRANT THORNTON, LLP

Grant Thornton, LLP (“GT”) was appointed the principal auditor of DSG on May 19, 2023.

Aggregate fees for professional services rendered for the Company by GT for the years ended December 31, 2024 and 2023 were as follows:

	Year Ended December 31,
	2024	2023
Audit Fees	$2,510,965	$2,096,025
Audit-Related Fees	—	—
Tax Fees	37,740	—
All Other Fees	3,500	—
Percentage of Total Fees Attributable to Non-Audit (“Other”) Fees	0.14%	—%
Total Fees	$2,552,205	$2,096,025

Audit Fees

Amounts identified as audit fees in the tables above include fees for the annual audit of the Company’s financial statements, review of the Company's Quarterly Reports on Form 10-Q each year, statutory audits and fees related to GT’s respective audit of the Company's effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

The Company did not pay to GT any audit-related fees in 2024 or 2023. The term “audit-related fees” means fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported above under “Audit Fees.”

Tax Fees

Amounts identified as tax fees consist of fees for professional services rendered for tax compliance, tax advice and tax planning. Such fees were comprised of domestic and international income tax compliance and tax consulting services.

All Other Fees

The Company paid $3,500 in other fees to GT in 2024 in relation to a regulatory filing for a previous acquisition by Gexpro Services. The Company did not pay any other fees to GT in 2023.

Pre-Approval of Services by Independent Auditor

The Audit Committee has adopted policies and procedures for the pre-approval of the audit and non-audit services performed by the Company’s independent auditor to assure that the provision of such services does not impair the auditor's independence. The Audit Committee approves all audit fees and terms for all services provided by the Company’s independent auditor and considers whether these services are compatible with the auditor's independence. The Chairman of the Audit Committee may approve additional proposed services that arise between Audit Committee meetings provided that the decision to approve the service is presented at the next scheduled Audit Committee meeting. All non-audit services provided by the Company’s independent auditor must be pre-approved by the Audit Committee Chairman prior to the engagement and ratified by the Audit Committee. The Audit Committee pre-approved all audit and permitted non-audit services performed by the Company's independent auditors for 2024 and 2023.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the Audit Committee's next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its independent auditor.

Report of the Audit Committee of the Board of Directors

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors in 2024, include providing oversight to the Company's financial reporting process through periodic meetings with the Company's independent auditors and management to review accounting, auditing, internal controls, and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, and its independent auditors.

With regard to the 2024 audit, the Audit Committee discussed with the Company's independent auditors the scope, extent and procedures for their audit. Following the completion of the audit, the Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of the Company's internal control over financial reporting and the overall quality of the Company's financial reporting.

The Audit Committee reviewed and discussed the audited financial statements included in the 2024 Annual Report on Form 10-K with management. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States.

We have discussed with Grant Thornton, LLP, our independent auditors, the matters required to be discussed under Auditing Standard No. 16, Communication with Audit Committees ("AS 16"), issued by the Public Company Accounting Oversight Board ("PCAOB"). AS 16, as amended, requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company's financial statements with respect to (i) their responsibility under auditing standards of the PCAOB (United States), (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from Grant Thornton, LLP a letter providing the disclosures required by the PCAOB Rule 3526 (Independence Discussions with Audit Committees) with respect to any relationships between Grant Thornton, LLP and the Company that, in its professional judgment, may reasonably be thought to bear on independence. Grant Thornton, LLP has discussed its independence with us. Grant Thornton, LLP confirmed in its letter that, in its professional judgment, it is independent of the Company.

Based on the review and discussions described above with respect to the Company's audited financial statements included in the Company's 2024 Annual Report on Form 10-K, we have recommended to the Board of Directors that such financial statements be included in the Company's Annual Report on Form 10-K.

The Audit Committee has reviewed management's process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and received periodic updates regarding management's progress.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company's independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the report of the Company's independent auditors with respect to such financial statements.

Respectfully submitted by the Audit Committee:

Lee S. Hillman (Chairperson)
Bianca A. Rhodes
Robert S. Zamarripa

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing by the Company under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of Company equity securities such as the shares of the Company's common stock (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received and/or written representations from the Reporting Persons, the Company believes that with respect to the year ended December 31, 2024 all of the Reporting Persons complied with all applicable Section 16(a) filing requirements.

Householding of Annual Meeting Materials

A copy of our Annual Report on Form 10-K for the year ended December 31, 2024, excluding certain of the exhibits, Notice of Annual Meeting, or Proxy Statement may be obtained without charge by writing to: Corporate Secretary, Distribution Solutions Group, Inc., 301 Commerce Street, Suite 1700 Fort Worth, Texas, 76102. Copies are also available to the public free of charge on or through our website at www.distributionsolutionsgroup.com. Information on our website is not incorporated by reference into this report.

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Annual Meeting, this Proxy Statement and the 2024 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of these documents either now or in the future, please contact your bank, broker or other nominee.

Stockholder Proposals for 2026 Annual Meeting

The Company expects that its 2026 annual meeting of stockholders will be held on or about May 22, 2026.

Deadline for Rule 14a-8 Proposals

In general, in order to be properly evaluated for eligibility for inclusion in the proxy statement and form of proxy relating to the 2026 annual meeting, any stockholder proposals submitted under Rule 14a-8 under the Exchange Act must be in writing and received by the Corporate Secretary at the Company’s corporate headquarters located at 301 Commerce Street, Suite 1700 Fort Worth, Texas, 76102 by a specified deadline. Under Rule 14a-8, the deadline for submission is 120 calendar days before the date of the Company’s proxy statement for its 2025 Annual Meeting; provided, that if the date of the 2026 annual meeting is changed by more than 30 days from the date of the 2025 Annual Meeting, then the deadline will be a reasonable time before the Company begins to print and send its proxy materials for the 2026 annual meeting. The Company believes that December 12, 2025 is a reasonable time for a meeting held on May 22, 2026.

Deadline for Stockholder Proposals (other than Rule 14a-8 proposals and Stockholder Nominations of Directors)

Stockholders who wish to present a proposal for business (other than any stockholder proposals made in accordance with Rule 14a-8, as described above, and other than any nominations for directors, as described below) at the 2026 annual meeting must deliver timely notice of such stockholder proposal to the Corporate Secretary at the Company’s corporate headquarters, 301 Commerce Street, Suite 1700, Fort Worth, Texas, 76102. Under the Company’s bylaws, to be timely a stockholder’s notice must be so delivered not fewer than 90 days nor more than 120 days prior to the first anniversary of the 2025 Annual Meeting (which would mean no earlier than January 22, 2026 and no later than February 21, 2026); provided, that if the date of the 2026 annual meeting is advanced by more than 30 days or delayed by more than 70 days from the first anniversary of the 2025 Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to the date of the 2026 annual meeting and not later than the close of business on the later of the 90th day prior to the date of the 2026 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. If the 2026 annual meeting is held on May 22, 2026, notice would need to be delivered between January 22, 2026 and the close of business on February 21, 2026. Refer to the Company’s by-laws for further details regarding additional requirements and procedures for submitting proposals.

Deadline for Stockholder Nominations of Directors

Under the Company’s Certificate of Incorporation, stockholders who wish to nominate a candidate for election to the Board of Directors at the 2026 annual meeting must so indicate by notice in writing, delivered or mailed by first class mail, postage prepaid, to the Corporate Secretary not less than 14 days prior to the 2026 annual meeting; provided, however, that if less than 21 days' notice of the 2026 annual meeting is given to stockholders, such written notice shall be delivered or mailed to the Corporate Secretary not later than the close of the seventh day following the day on which notice of the meeting was mailed to the Company’s stockholders. The Company’s Certificate of Incorporation specifies additional information that must be set forth in the notice.

Deadline for Notice under Rule 14a-19 of Solicitation of Proxies in Support of Director Nominees

Under Rule 14a-19 under the Exchange Act, subject to certain exceptions, no person may solicit proxies in support of director nominees other than the Company’s nominees at the 2025 annual meeting unless (among other things) (i) such person provides timely notice to the Company of certain information or (ii) the required information has been provided in a preliminary or definitive proxy statement previously filed by such person. To be timely, the notice described in clause (i) must be postmarked or transmitted electronically to the Company at the Company’s corporate headquarters, 301 Commerce Street, Suite 1700, Fort Worth, Texas, 76102, no later than 60 calendar days prior to the anniversary of the 2025 Annual Meeting (which would be March 23, 2026); provided that if the date of the 2026 annual meeting will be changed by more than 30 calendar days from the previous year, the notice must be provided by the later of 60 calendar days prior to the date of the 2026 annual meeting or the 10th calendar day following the day the Company first publicly announces the date of the 2026 annual meeting. If the 2026 annual meeting is held on May 22, 2026, notice would need to be delivered by March 23, 2026.

Other Proposals
The Board of Directors knows of no other proposals which may be presented for action at this year’s Annual Meeting. However, if any other proposal properly comes before the Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their judgment upon such matter.

Conclusion
Stockholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided or to vote your shares by telephone or via the Internet.

By Order of the Board of Directors

Richard D. Pufpaf
Secretary

April 10, 2025

APPENDIX A
DISTRIBUTION SOLUTIONS GROUP, INC.
SEC REGULATION G GAAP RECONCILIATIONS

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflections of underlying trends of the business because they provide a comparison of historical information that excludes certain non-operational or non-cash items that impact the overall comparability. See Tables below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the years ended December 31, 2024 and 2023. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Adjusted EBITDA
YTD 2024 and YTD 2023
(Dollars in thousands)
(Unaudited)

	Lawson Products		Gexpro Services		TestEquity		Canada Branch Division		Other		Eliminations		Consolidated DSG
Year Ended	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
Revenue from external customers	$468,976	$468,379	$439,163	$404,490	$770,866	$641,643	$125,099	$55,890	$—	$—	$—	$—	$1,804,104	$1,570,402
Intersegment revenue	68	332	1,560	1,243	314	125	—	—	—	—	(1,942)	(1,700)	—	—
Revenue	469,044	468,711	440,723	405,733	771,180	641,768	125,099	55,890	—	—	(1,942)	(1,700)	1,804,104	1,570,402

Operating income (loss)	$14,555	$32,498	$36,533	$27,000	$3,967	$(16,465)	$6,024	$5,731	$(5,124)	$(5,773)			$55,955	$42,991

Depreciation and amortization	24,349	19,532	15,489	15,986	30,799	26,002	3,739	2,068	—	—			74,376	63,588
Adjustments:
Acquisition related costs(1)	7,023	3,015	1,501	1,081	2,251	6,215	23	—	(656)	1,250			10,142	11,561
Stock-based compensation(2)	4,132	7,940	—	—	433	—	—	—	668	—			5,233	7,940
Severance and acquisition related retention expenses (3)	4,937	476	460	238	17,791	23,949	49	3	(1)	—			23,236	24,666
Inventory step-up(4)	1,066	—	—	—	—	3,582	1,816	—	—	—			2,882	3,582
Other non-recurring(5)	337	202	1,792	886	1,047	—	—	—	257	1,620			3,433	2,708

Non-GAAP adjusted EBITDA	$56,399	$63,663	$55,775	$45,191	$56,288	$43,283	$11,651	$7,802	$(4,856)	$(2,903)			$175,257	$157,036

Operating income (loss) as a percent of revenue	3.1%	6.9%	8.3%	6.7%	0.5%	(2.6)%	4.8%	10.3%	N/M	N/M			3.1%	2.7%
Adjusted EBITDA as a percent of revenue	12.0%	13.6%	12.7%	11.1%	7.3%	6.7%	9.3%	14.0%	N/M	N/M			9.7%	10.0%

(1) Transaction and integration costs related to acquisitions.
(2) Expense (benefit) primarily for stock-based compensation, of which a portion varies with the Company's stock price.
(3) Includes severance expense from actions taken not related to a formal restructuring plan and acquisition related retention expenses.
(4) Inventory fair value step-up adjustment for acquisition accounting related to acquisitions completed.
(5) Other non-recurring costs consist of certain non-recurring strategic projects and other non-recurring items.
N/M - Not meaningful

Distribution Solutions Group, Inc.
Reconciliation of GAAP Net Income (Loss) and GAAP Diluted EPS to Non-GAAP Adjusted Net Income and Non-GAAP Adjusted Diluted EPS
(Dollars in thousands, except per share data)
(Unaudited)

	Twelve Months Ended
	December 31, 2024		December 31, 2023(3)
	Amount	Diluted EPS(2)	Amount	Diluted EPS(2)
Net income (loss)	$(7,332)	$(0.16)	$(8,967)	$(0.20)

Pretax adjustments:
Stock-based compensation	5,233	0.11	7,940	0.18
Acquisition related costs	10,142	0.22	11,561	0.26
Amortization of intangible assets	47,483	1.01	40,263	0.90
Severance and acquisition related retention expenses	23,236	0.50	24,666	0.55
Change in fair value of earnout liabilities	988	0.02	(758)	(0.02)
Inventory step-up	2,882	0.06	3,582	0.08
Other non-recurring	3,433	0.07	2,708	0.06
Total pretax adjustments	93,397	1.99	89,962	2.01
Tax effect on adjustments(1)	(23,735)	(0.51)	(23,660)	(0.53)
Deferred tax asset valuation allowance(4)	5,674	0.12	6,144	0.14
Non-GAAP adjusted net income	$68,004	$1.44	$63,479	$1.42
(1) The adjustment to the income tax expense (benefit) is determined by excluding the non-GAAP adjustments by jurisdiction.
(2) Pretax adjustments to diluted EPS calculated on 46.811 million and 44.869 million diluted shares for the twelve months ended December 31, 2024 and 2023, respectively.
(3) Share and per share data for all periods presented reflect two-for-one stock split.
(4) The estimated impact to the deferred tax asset valuation allowance from interest expense limitations under Section 163(j) determined by including the non-GAAP adjustments by jurisdiction.

Distribution Solutions Group, Inc.
Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Adjusted Operating Income
(Dollars in thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2024	2023
Operating income (loss)	$55,955	$42,991

Gross profit adjustments:
Inventory step-up(1)	2,882	3,582
Total gross profit adjustments	2,882	3,582

Selling, general and administrative expenses adjustments:
Acquisition related costs(2)	10,142	11,561
Amortization of intangible assets	47,483	40,263
Stock-based compensation(3)	5,233	7,940
Severance and acquisition related retention expenses(4)	23,236	24,666
Other non-recurring(5)	3,433	2,708
Total selling, general and administrative adjustments	89,527	87,138

Total adjustments	92,409	90,720
Non-GAAP adjusted operating income	$148,364	$133,711
(1) Inventory fair value step-up adjustment for acquisition accounting related to acquisitions completed.
(2) Transaction and integration costs related to acquisitions.
(3) Expense (benefit) primarily for stock-based compensation, of which a portion varies with the Company's stock price.
(4) Includes severance expense for actions taken not related to a formal restructuring plan and acquisition related retention expenses for the Hisco and S&S Automotive acquisitions.
(5) Other non-recurring costs consist of certain non-recurring strategic projects and other non-recurring items.